UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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UFP INDUSTRIES, INC.
(Name of Registrant as Specified in its Charter)
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UFP Industries, Inc.
2801 East Beltline NE
Grand Rapids, MI 49525
Notice of Annual Meeting
The Annual Meeting of Shareholders of UFP Industries, Inc. (the “Company”) will be held in the Company’s Technology and Training Building, 2880 East Beltline Lane NE, Grand Rapids, MI 49525, on Wednesday, April 20, 2022, at 8:30 a.m. EDT (registration begins at 8:00 a.m. EDT) for the following purposes:
(1)	To elect three directors for three-year terms expiring in 2025.
(2)	To consider and vote upon a proposal to approve an Amendment to the Company’s Articles of Incorporation to add an additional 170,000,000 shares of Common Stock.
(3)	To consider and vote upon a proposal to amend the Company's Long-Term Stock Incentive Plan.
(4)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022.
(5)	To participate in an advisory vote to approve the compensation paid to our Named Executives.
(6)	To transact such other business as may properly come before the meeting or any adjournment thereof.
Shareholders of record at the close of business on February 23, 2022, are entitled to notice of and to vote at the meeting. To vote by telephone, shareholders of record may call toll-free on a touch-tone telephone, 1-800-690-6903, enter the control number located on their proxy card or Notice of Internet Availability of Proxy Materials, and follow the recorded instructions. To vote via the Internet, shareholders of record may go to the Internet address http://www.proxyvote.com, enter the control number located on their proxy card or Notice, and follow the instructions provided.
BY ORDER OF THE BOARD OF DIRECTORS

David A. Tutas, General Counsel and Secretary
March  , 2022
Your vote is important. Even if you plan to attend the meeting,
PLEASE VOTE YOUR PROXY PROMPTLY.

UFP Industries, Inc.
2801 East Beltline NE
Grand Rapids, MI 49525
Annual Meeting of Shareholders
April 20, 2022
2022 Proxy Statement
GENERAL QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
The following is information regarding the meeting and the voting process, presented in a question and answer format.
What is a proxy?
A proxy is your authorization for someone else to vote for you in the way that you want to vote and allows you to be represented at our Annual Meeting of Shareholders (“Annual Meeting”) if you are unable to attend. When you complete and submit a proxy card, use the automated telephone voting system, or use the Internet voting system, you are submitting a proxy. The Board of Directors of the Company is soliciting this proxy. As used in this proxy statement, the terms “the Company,” “we,” “our” and “us” all refer to UFP Industries, Inc. and its subsidiaries.
What is a proxy statement?
A proxy statement is a document required by the United States Securities and Exchange Commission (“SEC”) to explain the matters on which you are being asked to vote by proxy and to disclose certain related information. This proxy statement was first made available to our shareholders on or about March  , 2022.
Why am I receiving my proxy materials electronically instead of receiving paper copies through the mail?
Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of the proxy statement and annual report. In addition to reducing the amount of paper used in producing these materials, this method lowers the costs associated with mailing the proxy materials to shareholders.
On or about March  , 2022, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this proxy statement and our annual report online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request it. The Notice instructs you on how to electronically access and review all the information contained in this proxy statement and the annual report, and it provides you with information on voting.

If you received a Notice by mail and would like to receive a paper copy of our proxy materials, follow the instructions contained in the Notice about how you may request to receive your materials in printed form on a one-time or ongoing basis.
Where is this year’s proxy statement available electronically?
You may view this proxy statement and our 2021 Report to Shareholders electronically by going to www.proxyvote.com.
Who can vote?
Only record holders of the Company's common stock at the close of business on February 23, 2022 (the “Record Date”), can vote at the Annual Meeting. Each shareholder of record has one vote, for each share of common stock owned, on each matter presented for a vote at the Annual Meeting.
What is the difference between a shareholder of record and a “street name” holder?
If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.
If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee on how to vote their shares. See “How can I vote?” below.
How can I vote?
If your shares are held in “street name,” follow the instructions provided by your bank, broker or other nominee. If your shares are held in your name, you may vote in one of four ways:
•
Via Internet: Go to www.proxyvote.com and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice in hand. The deadline for Internet voting is 11:59 p.m. EDT, April 19, 2022.

•
By Telephone: Call toll-free 1-800-690-6903 and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice in hand. The deadline for voting by telephone is 11:59 p.m. EDT, April 19, 2022.

•	In Writing: Complete, sign, date and return the proxy card in the return envelope provided with your proxy card, so that it is received no later than April 19, 2022.
•	In Person: Attend the Annual Meeting to cast your vote.
If you submit a proxy to the Company before the Annual Meeting, whether by proxy card, telephone or Internet, the persons named as proxies will vote your shares as you direct. If no instructions are specified, the proxy will be voted as follows: for the three directors nominated by the Board of Directors; for the amendment to the Company’s Articles of

Incorporation; for the amendment to the Company’s Long-Term Stock Incentive Plan; for the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and for the non-binding, advisory proposal to approve the compensation paid to our Named Executives.
Can I revoke my proxy?
You may revoke a proxy at any time before the proxy is exercised by:
(1)	Delivering written notice of revocation to the Corporate Secretary of the Company, 2801 East Beltline NE, Grand Rapids, MI 49525;
(2)	Submitting another properly completed proxy card that is later dated;
(3)	Voting by telephone at a subsequent time;
(4)	Voting via the Internet at a subsequent time; or
(5)	Voting at the Annual Meeting.
If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee.
How many votes do we need to hold the Annual Meeting?
In order to carry on the business of the meeting, we must have a quorum. This means that a majority of the shares that are outstanding and entitled to vote as of the Record Date must be present in person or by proxy. Shares are counted as present at the meeting if the shareholder either:
•	Is present and votes at the Annual Meeting; or
•	Has properly submitted a signed proxy card or other form of proxy (through the telephone or Internet).
On the Record Date, there were 62,085,713 shares of common stock issued and outstanding. Therefore, at least 31,042,857 shares need to be present at the Annual Meeting.
What matters will be voted on at the meeting?
You are being asked to vote on: (i) the election of three directors to serve three year terms expiring in 2025; (ii) the proposal to amend our Articles of Incorporation; (iii) the proposal to amend our Long-Term Stock Incentive Plan; (iii) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and (v) a non-binding, advisory proposal to approve the compensation paid to our Named Executives, otherwise known as a “say-on-pay” proposal. These matters are more fully described in this proxy statement.
How many votes are needed for each proposal?
Except with respect to the proposal to amend our Articles of Incorporation, a majority of the votes cast at the Annual Meeting would approve each matter that arises at the meeting. To be effective, the proposed amendment to our Articles of Incorporation must be approved by the affirmative vote of a majority of our outstanding shares of common stock. Under the

Company’s majority vote standard for the election of directors (described in more detail below), to be elected, a nominee must receive a greater number of votes cast “for” his or her election than the number of votes cast “against.” The say-on-pay vote is advisory; consequently, it is not binding upon the Board of Directors or the Personnel and Compensation Committee.
The election of directors, the proposed amendment to our Articles of Incorporation, the proposed amendment to our Long-Term Stock Incentive Plan, and the say-on-pay vote are considered non-routine matters. Consequently, if your shares are held by a broker, bank or other fiduciary, it cannot vote your shares on these matters unless it has received voting instructions from you.
Abstentions and broker non-votes, if any, will not be counted as votes cast but will count for purposes of determining whether a quorum is present. So long as a quorum is present, abstentions and broker non-votes will have no effect on any of the matters presented for a vote at the Annual Meeting, except for the proposal to amend our Articles of Incorporation. For that proposal, abstentions and broker non-votes will have the effect of a “no” vote.
What happens if a nominee is unable to stand for re-election?
The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than three nominees. We have no reason to believe that any nominee will be unable to stand for re-election.
What options do I have in voting on each of the proposals?
You may vote “for,” “against,” or “abstain” on each proposal properly brought before the meeting.
Where do I find the voting results of the meeting?
If available, we will announce voting results at the Annual Meeting. The voting results will also be disclosed on a Form 8-K that we will file with the SEC within four business days after the meeting.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 20, 2022.
This proxy statement along with our annual report is available at: www.proxyvote.com. A copy of our Annual Report on Form 10-K for the fiscal year ended December 25, 2021, as filed with the SEC, may be obtained without charge upon written request to the Chief Financial Officer, UFP Industries, Inc., 2801 East Beltline NE, Grand Rapids, MI 49525.

ONGOING IMPACT FROM AND RESPONSE TO COVID-19 PANDEMIC
We continued to respond to the challenges presented by the COVID-19 pandemic in 2021. As was the case from the onset of the pandemic, we remained focused on the health and safety of our employees, customers and vendors. We were able to refine many of the protocols established in 2020 with respect to social distancing, masking, remote work and business travel. However, as state and local restrictions were loosened and then re-instituted to differing degrees throughout the country, managing employee expectations was a challenge. We also expended a significant amount of time and energy in preparing for the implementation of the Emergency Temporary Standard promulgated by OSHA requiring employers of our size to either mandate employee vaccinations or establish a testing protocol for unvaccinated employees.
We are proud that, throughout all of the ebbs and flows of the pandemic, our employees remained vigilant about the wellbeing of themselves and their coworkers. We once again express our utmost gratitude to all of the first responders and front-line medical personnel who have fought so courageously and tirelessly against COVID-19.

VOTING SECURITIES AND RECORD DATE
As of February 23, 2022, the Record Date for the Annual Meeting, we had issued and outstanding, 62,085,713 shares of common stock. Shareholders are entitled to one vote for each share of our common stock registered in their names as of the close of business on the Record Date. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting, who are appointed by us.
The following table sets forth information as to each shareholder known to have been the beneficial owner of more than five percent (5%) of our outstanding shares of common stock as of February 23, 2022.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	9,600,272(2)	15.50%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	7,080,062(3)	11.44%
(1)	Except as otherwise indicated by footnote, each named shareholder has sole voting and investment power with respect to the shares indicated.
(2)	BlackRock, Inc., either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G it filed with the SEC on January 27, 2022.
(3)	The Vanguard Group, either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G it filed with the SEC on February 10, 2022.

ELECTION OF DIRECTORS
Our Board presently consists of nine members. These members are divided into three classes of equal number, with the classes to hold office for staggered terms of three years each. Our Board has nominated Joan A. Budden, William G. Currie and Bruce A. Merino to three-year terms expiring at our 2025 Annual Meeting of Shareholders. Each incumbent director has been previously elected by our shareholders.
The persons named as proxy holders in the accompanying proxy will vote for the above-named nominees, unless a shareholder directs them differently by proxy. If a nominee is not available for election as a director at the time of the Annual Meeting (a situation which is not now anticipated), the Board may designate a substitute nominee, and the accompanying proxy will be voted for the substitute nominee.
The proxies cannot be voted for a greater number of persons than the number of nominees named. The proxy holders, to the extent they have been granted authority to vote in the election of directors, may or may not vote for a substitute nominee.
The vote required for the election of a director shall, except in a contested election, be the affirmative vote of a majority of the votes cast in the election of a nominee. A “majority of the votes cast” means that the number of votes cast “for” a director's election must exceed the number of votes cast “against” that director's election. “Abstentions” and “broker non-votes” are not counted as votes cast either “for” or “against” that director's election. In a contested election, directors are elected by a plurality of the votes cast at a meeting of shareholders. An election is considered contested if there are more nominees for election than positions on the Board of Directors to be filled by election at that meeting.
In any non-contested election of directors, any director nominee who receives a greater number of votes cast against his or her election than in favor of his or her election is required to immediately tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. The Board will act on the Committee's recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results for that meeting.
The Board of Directors recommends a vote “FOR” the election of each of the three nominees.

2021 Board of Directors

Joan A. Budden

Former President and CEO of Priority Health

Director since 2019

William G. Currie

Chairman of the Board

Director since 1978

Benjamin J. McLean

CEO of Ruan Transportation Management Systems

Director since 2020

Bruce A. Merino

Former Senior Vice President of Merchandising for The Home Depot

Director since 2009

Matthew J. Missad

Chief Executive Officer

Director since 2011

Thomas W. Rhodes

President and CEO of TWR Enterprises, Inc.

Director since 2012

Mary Tuuk Kuras

President and CEO of the Grand Rapids Symphony

Director since 2014

Brian C. Walker

Partner – Strategic Leadership for Huron Capital

Director since 2015

Michael G. Wooldridge

Partner with Varnum LLP

Director since 2016

The following table provides certain biographical information for each person who is nominated for election as a director at our Annual Meeting and for each person who is continuing as an incumbent director. The information was provided to us as of February 23, 2022, by the respective nominees and directors.
Names, (Ages), Positions, and Backgrounds of Directors and Nominees	Service as a Director
Nominees for Term Expiring in 2025

Joan A. Budden (60) retired from Priority Health, based in Grand Rapids, MI, on December 31, 2020. She had served as its President and CEO since January 2016. Prior to that, she served as Chief Marketing Officer for Priority Health from the time she joined the company in 2009. Ms. Budden serves on the board of Independent Bank Corporation and a number of community and business organizations.
Director since 2019 Member of Nominating and Corporate Governance Committee Member of Personnel and Compensation Committee

Ms. Budden has more than 28 years of health insurance experience and has held a number of leadership and executive management positions in the health insurance industry. Her experience in a highly competitive and regulated industry, as well as her marketing expertise and leadership skills, make her an important contributor to our Board.

William G. Currie (74) is Chairman of the Board of our Company which he joined in 1971, and has served as a salesman, general manager, vice president, and executive vice president. He was the Chief Executive Officer of our Company from 1989 to 2006, and on January 1, 2000, also became Vice Chairman of the Board. On April 19, 2006, he was named Chairman of the Board and served as an employee with the title of Executive Chairman until he retired from our Company on July 20, 2009. Mr. Currie served on the board of Forestar Real Estate Group Inc. from 2008 to 2016. He is the chief executive officer of Surefil, a manufacturer and filler of liquid products located in Grand Rapids, MI.
Director since 1978

During his tenure with our Company, Mr. Currie created and, to this day, maintains extremely valuable relationships with many companies in the lumber and building materials industries. He has an in-depth understanding of our Company’s supply chain and customer base, which makes him an important asset to management in assessing growth opportunities and strategic objectives.

Names, (Ages), Positions, and Backgrounds of Directors and Nominees	Service as a Director

Bruce A. Merino (68) retired from The Home Depot in 2009 after 25 years with the company. At the time of his retirement, he was Senior Vice President of Merchandising and President of The Home Depot's Expo Design Center. Mr. Merino sits on the City of Hope's Home Improvement Board Council and is its chair.
Director since 2009 Member of Nominating and Corporate Governance Committee Member of Personnel and Compensation Committee
Mr. Merino has been able to utilize his 39 years of experience in the home improvement industry to assist our Company in strategy and operations for our Retail Solutions Segment. His understanding of the procurement and marketing operations of big box retailers is very valuable to our Company.

Incumbent Directors - Term Expiring in 2023

Benjamin J. McLean (45) has been Chief Executive Officer of Ruan Transportation Management Systems, one of the largest privately-held logistics firms in the United States, since 2015. Since joining Ruan in 2007, Mr. McLean has also served as Ruan’s chief operating officer and chief information officer. Prior to joining Ruan, Mr. McLean assisted companies with mergers, acquisitions and equity offerings at William Blair & Company in Chicago, IL, and delivered technology consulting services as part of Deloitte Consulting’s Chicago office. Mr. McLean serves as a board member for the American Transportation Research Institute, is a member of the Northwestern University Transportation Center Business Advisory Committee and is a member and prior chair of the Iowa Business Council.
Director since January 2020 Member of Audit Committee

Mr. McLean also served as chair of the Governor’s Economic Recovery Advisory Board for the State of Iowa. Mr. McLean is a financial expert as defined by the SEC. His experience in transportation and logistics, as well as his role as chief executive officer of a large and sophisticated business organization, makes him an important contributor to our Board.

Mary Tuuk Kuras (57) became President and CEO of the Grand Rapids Symphony in Grand Rapids, MI in January 2019. Before joining the Symphony, she served as Chief Compliance Officer/Senior Vice President, Properties and Real Estate for Meijer, Inc., a regional retail chain. While at Meijer, Ms. Tuuk Kuras also served as Chief Compliance Officer. Prior to her tenure with Meijer, she was Executive Vice President of Corporate Services, and Secretary of the Board of Directors, for Fifth Third Bancorp of Cincinnati, OH. Ms. Tuuk Kuras’ previous positions with Fifth Third included Executive Vice President and Chief Risk Officer of Fifth Third Bancorp, and President of Fifth Third Bank (Western Michigan) where she had leadership responsibility for the growth and strategic direction of major lines of business. She was named one of the “25 Women to Watch in Banking” by the American Banker magazine each year from 2008 to 2014. She chairs the Audit Committee for United Bank, a
Director since 2014 Member of Audit Committee Member of Nominating and Corporate Governance Committee

Names, (Ages), Positions, and Backgrounds of Directors and Nominees	Service as a Director
Michigan bank, and serves on the boards of a variety of civic and educational institutions.

Ms. Tuuk Kuras is a financial expert, as defined by the SEC. Her experience in the financial services and retail industries adds a unique perspective to our Board. Her expertise in enterprise risk management, corporate governance, legal affairs, compliance, regulatory and governmental affairs, as well as strategic planning, properties and real estate and corporate sustainability further enhances her value as a Board member.

Michael G. Wooldridge (62) is a Partner with the law firm of Varnum LLP, headquartered in Grand Rapids, MI. He joined Varnum in 1985 and is a partner in the firm's corporate practice group, focusing on corporate governance, securities, and mergers and acquisitions. Mr. Wooldridge served on and chaired the firm’s policy committee and has been included in The Best Lawyers in America since 2005. He also serves on the boards of several community organizations.
Director since 2016 Chairman of Nominating and Corporate Governance Committee Member of Personnel and Compensation Committee

Mr. Wooldridge serves as an advisor and counsel to a number of publicly-held companies on a variety of corporate and securities law matters. His advice on compliance matters, corporate governance trends and developments and other issues is invaluable, as is his experience in advising other publicly-held companies.

Incumbent Directors – Term Expiring in 2024

Matthew J. Missad (61) is the Chief Executive Officer of our Company, a position he has held since July 13, 2011. From 1996 to 2011, he was Executive Vice President, General Counsel and Secretary, in addition to serving on the boards of subsidiary entities, including international partnerships. Mr. Missad has been on the board of Independent Bank Corporation since October 2014 and serves on its Compensation Committee.
Director since 2011

Mr. Missad’s experience and exposure to nearly all facets of our business are integral to the growth of our Company. Having led, at various times, the human resources, insurance, marketing, wood preservation, engineering, transportation and compliance teams, and serving on our executive leadership team, he has an ability to understand and motivate people and teams, a capacity to simplify complex issues for sound decision-making, and a well-rounded and deep understanding of our Company’s business, culture, people, markets and opportunities.

Names, (Ages), Positions, and Backgrounds of Directors and Nominees	Service as a Director

Thomas W. Rhodes (60) is President and Chief Executive Officer of TWR Enterprises, Inc. of Corona, CA, a framing company he founded in 1984. TWR is one of the oldest and largest framing companies in Southern California. Mr. Rhodes has served as a board member of the California Framing Contractors Association, Building Industry Association - Orange County, and the California Professional Association of Specialty Contractors - Orange County/Inland Empire.
Director since 2012 Chairman of Personnel and Compensation Committee Member of Audit Committee

Mr. Rhodes has spent over 38 years building his business while establishing and developing relationships in the residential building and commercial construction industry. Mr. Rhodes’ experience in the site-built construction business and his career as a framing contractor and an entrepreneur provides our Board and management with meaningful insight into this market and its prospects. His creative and strategic-thinking skills have enabled him to branch out into other ventures, including real estate, hotel development and insurance. These experiences provide a unique benefit to his service on our Board.

Brian C. Walker (60) joined the private equity firm of Huron Capital in January 2019 as Partner-Strategic Leadership. He retired as Director, President and Chief Executive Officer of Herman Miller, Inc. of Zeeland, MI on August 31, 2018, and previously served as its chief operating officer and chief financial officer. Prior to Herman Miller, he was a Certified Public Accountant with Arthur Andersen. Mr. Walker serves on the board of directors of Gentex Corporation. He served on the board of the Federal Reserve Bank of Chicago-Detroit Branch from 2009 to 2012.
Director since 2015 Chairman of Audit Committee

Mr. Walker is a financial expert, as defined by the SEC. His experience as the CEO of a large public company as well as his experience and expertise in finance, international business, executive compensation and strategic development are valuable to our Company. As a result, he has made meaningful contributions to Board discussions concerning the Company’s strategy and operations, and his education, expertise and experience in accounting and compensation matters provide a unique benefit as a member of our Board.

BOARD DIVERSITY MATRIX (AS OF FEBRUARY 23, 2022)
Total Number of Directors
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background
CORPORATE GOVERNANCE AND BOARD MATTERS
Our Board is committed to sound and effective corporate governance practices. The Board has documented those practices in our Corporate Governance Principles (the “Principles”). These Principles address director qualifications, director responsibilities, periodic performance evaluations, stock ownership guidelines and a variety of other corporate governance matters. The Principles also require the Board to have an Audit Committee, a Nominating and Corporate Governance Committee, and a Personnel and Compensation Committee. The Principles, along with the charters of each of these committees, are available for review on our website at www.ufpi.com under the tabs “Investors → Governance.”
Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers
We adopted a Code of Business Conduct and Ethics that applies to our employees, officers and directors. We also adopted a Code of Ethics for Senior Financial Officers. Each Code is posted on our website, and any changes or waiver to either code will be disclosed on our website at www.ufpi.com under the tabs “Investors → Governance.” Any changes to or waivers of either Code for our chief executive officer or senior financial officers will be disclosed on our website.
Affirmative Determination Regarding Director Independence and Other Matters
As required by the Principles, our Board has determined each of the following directors to be an “independent director,” under the Nasdaq Stock Market Rules (the “Nasdaq Standard”): Joan A. Budden, William G. Currie, Benjamin J. McLean, Bruce A. Merino, Thomas W. Rhodes, Mary Tuuk Kuras, Brian C. Walker and Michael G. Wooldridge. There are no family relationships between or among the directors and our executive officers.

To assist our Board, the Nominating and Corporate Governance Committee reviewed the applicable legal standards for director and board committee independence, as well as the criteria applied to determine “audit committee financial expert” status and the answers to annual questionnaires completed by each of the directors. Based on this review, the Nominating and Corporate Governance Committee delivered a report to the full Board, and the Board made its independence and “audit committee financial expert” determinations based upon that report and each member's review of the information made available to the Nominating and Corporate Governance Committee.
The effectiveness of each of our directors is monitored through the use of an annual assessment. Our Board does not have a mandatory retirement age policy, although the Nominating and Corporate Governance Committee considers a director’s tenure with the Company as a factor in nominating incumbent directors. We believe that the ability of a Board member to add value to our Company is not dependent on age; rather, it is based on the director's actual performance. As a result, we expect that some directors will not serve until a typical retirement age, while others may serve longer. In addition, we evaluate the tenure of individual directors as well as the collective tenure of our Board. In connection with this evaluation, we strive to maintain a balanced composition of relatively new and meaningful tenured directors with the objective of fostering the input of new ideas and thoughts while maintaining a strong historical perspective and deep understanding of our business and the markets we serve.
Committees
Audit Committee. Each member of the Audit Committee is “independent” under the Nasdaq Standard as well as the applicable rules of the SEC for audit committee membership. Our Board has determined that Mr. McLean, Ms. Tuuk Kuras and Mr. Walker each qualifies as an “audit committee financial expert,” as defined in Item 407(d) of Regulation S-K of the Securities Exchange Act of 1934 (the “Exchange Act”). The full responsibilities of the Audit Committee are set forth in the Audit Committee Charter. In general, the primary purpose of this Committee is to assist the Board in overseeing management's conduct of our financial reporting processes and system of internal controls regarding finance, accounting, legal compliance and ethics. During 2021, the Audit Committee held six meetings.
Personnel and Compensation Committee. Each member of this Committee is “independent” under the Nasdaq Standard. The Committee is responsible for reviewing and recommending to the Board the timing and amount of compensation for key employees, including salaries, bonuses, and other benefits, as well as director compensation. This Committee is also responsible for reviewing succession planning for our Chief Executive Officer, as well as administering our equity-based incentive plans and reviewing compensation plans and awards as they relate to key employees. The Committee has the authority to retain consultants and third-party advisors for assistance. The Committee has the ultimate authority to determine matters of executive compensation; however, it may rely upon recommendations of our Chief Executive Officer for matters of compensation for officers and Named Executives (as defined in the Summary Compensation Table), other than the Chief Executive Officer. Additional information on the Committee's role and practices involving executive compensation is described in the Compensation Discussion and Analysis in this proxy statement. The full responsibilities of the Personnel and Compensation Committee are set forth in its Charter. During 2021, the Personnel and Compensation Committee held three meetings.
Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee is “independent” under the Nasdaq Standard. The Nominating and Corporate Governance Committee considers and proposes director nominees to the Board for election by our shareholders, selects candidates to fill Board vacancies as they may occur, makes recommendations to the Board regarding Board committee memberships, generally monitors our corporate governance system, and performs any other functions or duties deemed appropriate by our Board. The full responsibilities of the Nominating and Corporate Governance Committee are set forth in its Charter. The Committee and Board adopted a Policy Governing Director Qualifications and Nominations, the details of which are described below, which include certain minimum qualification and board composition standards. In view of the age and tenure of certain members of the Board, the Committee has been active in seeking and evaluating qualified candidates, consistent with the Policy Governing Director Qualifications and Nominations, to serve on the Board. During 2021, the Nominating and Corporate Governance Committee held two meetings.
Shareholder Nominees for Director. Our Articles of Incorporation contain certain procedural requirements applicable to shareholder nominations of directors. A shareholder who wishes to nominate a person to serve as a director must provide us with written notice. The notice must include: (1) the name and address of both the shareholder who intends to make the nomination and the person or persons nominated; (2) a representation that the shareholder is a current holder of record, will continue to hold those shares through the date of the meeting, and intends to appear in person or by proxy at the meeting; (3) a description of all arrangements between the shareholder and each nominee; (4) the information regarding each nominee as would be required to be included in a proxy statement filed under Regulation 14A of the Exchange Act had the nominee been nominated by the Board; and (5) the consent of each nominee to serve as a director. The nominee's written consent to the nomination and sufficient background information regarding the candidate must be included to enable the Nominating and Corporate Governance Committee to make proper assessments as to his or her qualifications. Nominations must be addressed to the Chairman of the Nominating and Corporate Governance Committee at our headquarters and must be received no later than 30 days prior to our Annual Meeting of Shareholders, or within seven days after the date our notice of the Annual Meeting of Shareholders is given to our shareholders if our notice of that meeting is given less than 40 days prior to the date of that meeting.
Director Qualifications and Requirements. Our Board has adopted a Policy Governing Director Qualifications and Nominations (the “Policy”). The substance of the Policy is incorporated into the Nominating and Corporate Governance Committee’s Charter, which is available on our website. The Policy sets forth the general process the Committee is required to follow for identifying and evaluating director nominees, including nominees recommended by shareholders. Under the Policy, the Committee has the authority to seek director candidates from any source deemed appropriate, including recommendations of candidates submitted by shareholders. The Policy requires the Committee to evaluate all proposed director candidates in the same manner, irrespective of the source of the initial recommendation of the proposed candidate.
The Policy includes minimum qualification standards, Board composition standards and additional qualification criteria. With respect to the former, the Policy requires that the Committee be satisfied that each recommended nominee meet the following qualifications:
(1)	Integrity. The candidate must exhibit high standards of personal integrity and ethical character.
(2)
Absence of Conflicts of Interest. The candidate must not have any interests that would impair his or her ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to our Company and its shareholders.

(3)
Fair and Equal Representation. The candidate must be able to represent fairly and equally all shareholders of our Company, without favoring or advancing any particular shareholder or other constituency.

(4)	Experience. The candidate must have experience at a strategic, policy-making, or senior management level in a business, government, non-profit or academic organization of high standing.
(5)
Business Understanding. The candidate must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including contemporary governance concerns, regulatory obligations of a public issuer, strategic business planning and basic concepts of corporate finance.

(6)	Available Time. The candidate must have, and be prepared to devote, adequate time to our Board and its committees.
In addition to these minimum qualification criteria, the Committee is required to recommend Board candidates to help ensure that a majority of our Board is independent, that each of the Audit, Personnel and Compensation, and Nominating and Corporate Governance Committees is comprised entirely of independent directors, and that at least one member of the Audit Committee qualifies as an Audit Committee financial expert. The Committee and our Board also consider diversity in their identification of director candidates. Diversity in business and professional experience, education and background benefits our Company by increasing the range of skills and perspectives available to our Board. Director nominees are selected without regard to race, gender, sexual orientation, religious belief or national origin. Our Board believes that adherence to these principles will provide an environment and practices that will yield the best return for our shareholders.
The Committee has, to date, not paid any third-party fees to assist in identifying and evaluating nominees. As of the date of this Proxy Statement, the Committee has not received any recommended nominations from any of our shareholders in connection with our 2022 Annual Meeting of Shareholders.
Majority Voting
Our Bylaws provide for majority voting in connection with the election of directors. This majority voting standard is described above in the “Election of Directors” section.

Communications with the Board
Generally, shareholders who have questions or concerns regarding our Company should contact Investor Relations at 800-598-9663. However, any shareholder who wishes to address questions regarding the business or affairs of our Company directly with the Board or any individual director should direct his or her questions in writing to our Secretary at 2801 East Beltline NE, Grand Rapids, MI 49525. Our Secretary has been directed to promptly forward all communications to the full Board or the specific director indicated in the letter.
Meeting Attendance
Each director is expected to make a reasonable effort to attend all meetings of our Board, applicable committee meetings, and the Annual Meeting. All of our directors in office at that time attended our 2021 Annual Meeting. During the last fiscal year, there were four regular meetings of the Board, and the Board acted by unanimous written consent on 13 occasions. Each of our directors attended at least 80% of the Board and Committee meetings for which they were eligible to attend. During fiscal 2021, the independent members of our Board met in executive session, without the presence of management, on two occasions.
Anti-Hedging and Anti-Pledging Policy
Our Board has adopted an anti-hedging and anti-pledging policy, restricting our executive officers and directors from engaging in hedging or pledging transactions without prior approval. Our policy defines a hedging transaction as any transaction or series of related transactions that are designed to hedge or offset any decrease in the market value of our stock or otherwise eliminate risk related to the ownership of our stock. Pledging transactions are defined to mean any pledge or grant of a security interest in the Company’s securities as collateral for a loan or other obligations to a third-party. Our executive officers and directors are prohibited from engaging in any such transactions without prior approval from the Nominating and Corporate Governance Committee of our Board. As of the date of this proxy statement, no such approvals have been made.
Leadership Structure and the Board's Role in Risk Oversight
William G. Currie, our current Chairman of the Board, was formerly our Company’s Chief Executive Officer and served as Executive Chairman until his retirement from our Company in July 2009. Our Board holds sessions of its meetings that are exclusively attended by independent directors. Mr. Currie chairs the meetings of independent directors, to communicate actions requested by the independent directors, and to serve as a liaison between the independent directors and our Chief Executive Officer. We believe that the governance of our Board, as currently constituted, is more effective by separating the offices of chairman of the board and chief executive officer.
Our Board of Directors, through its three committees, has an advisory role in risk oversight for our Company. Company management maintains primary responsibility for the risk management of our Company. The current trends toward increased regulation, litigation and political volatility make it extremely difficult to predict the type and magnitude of risks facing our Company. Despite this unpredictability, our Board relies on the representations of management, periodic reports from our independent auditors, as well as internal audit services performed by a third party, our Company's systems of internal controls, our Company's insurance advisors and the historically conservative practices of our Company, to provide comfort as to our Company's ability to manage its risks. Management's discussion of current risk factors is set forth in our Company's Annual Report on Form 10-K.
Corporate Responsibility and Environmental Stewardship
While our Company continues to expand its product offerings, wood and wood building products have been central to our business since its formation. Saws and related machinery that are necessary to convert raw lumber into our products have also been core to our business. We devote a vast amount of resources to ensuring that our employees are safe and that our principal source of raw material is sustainably grown and harvested.
We maintain a Corporate Safety Committee, Segment Safety Directors and dedicated safety personnel at each of our facilities to ensure that employees are properly trained on and protected from the inherent dangers of our saws and other equipment. Our accident frequency rate is one of the lowest in the industry.
As one of the largest purchasers of sawn timber in North America, we have a vested interest in promoting a sustainable environment where trees can be replenished and thrive. We source lumber from around the world and review and monitor our suppliers’ operations through regular dialogue and on-site visits. We have adopted policies and procedures to confirm that our suppliers share our values and utilize environmentally sound business practices by, among other things, harvesting from forests that have been certified as sustainable by a recognized third-party agency.
Many of our operations are built on a “Whole Log Model” which promotes value engineering and minimizes waste. All parts of a canted log are utilized by one or more of our three business segments. For our pressure treated wood products, we use only fast-growing species from managed forests. Our treating facilities are environmentally protective, closed-loop systems that recycle the solution used to treat lumber and have zero wastewater discharge. As a large manufacturer of wood composite products, we are an active recycler and make significant use of recycled wood dust.
More detailed information regarding our sustainability efforts can be found on our website at www.ufpi.com under the tab “Sustainability.” Please also visit our information on our ESG activities under this tab. This information, or any other information from our website, is not incorporated by reference into this Proxy Statement or any other filing with the SEC.
PROPOSAL TO INCREASE AUTHORIZED CAPITAL STOCK
On January 27, 2022, our Board of Directors unanimously approved, subject to shareholder approval, an amendment to the first paragraph of Article III of the Company's Articles of Incorporation (“Articles”) to read as follows:
“The total number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred fifty one million (251,000,000) shares, of which two hundred fifty million (250,000,000) shares shall be of a single class of common stock and one million (1,000,000) shares shall be series preferred stock.”
This amendment would increase the Company's authorized common stock from 80,000,000 shares to 250,000,000 shares of common stock. There would be no change in the number of authorized preferred shares. The purpose of the amendment is to provide additional shares for future issuance. As of February 23, 2022, issued shares of common stock totaled 62,085,713 shares. Of the remaining authorized but unissued shares of common stock, a total of 751,583 shares are reserved for issuance pursuant to the Company's Employee Stock Purchase Plan, Director Retainer Stock Plan, Stock Gift Plan, and Long-Term Stock Incentive Plan (which would be increased by 2,700,000 shares if the proposed amendment to the Long-Term Stock Incentive Plan, as described below, is approved). Accordingly, there remain only 17,162,704 shares of common stock available for future issuance, as authorized by the Board of Directors of the Company. The Company has no series preferred stock issued or outstanding.
Apart from the shares of common stock reserved for issuance under the above-referenced plans, the Company does not have any present plan, understanding, or agreement to issue additional shares of common stock or to issue shares of preferred stock. Nevertheless, the Board of Directors believes it is advisable to have additional shares of common stock available for possible future acquisitions, public offerings, stock dividends, and stock splits. The Board of Directors of the Company will determine whether and on what terms the issuance of shares of common stock or preferred stock may be warranted and appropriate. The Company has no specific plan, understanding, or agreement related to the issuance of its common stock in connection with future acquisitions.
All of the additional shares resulting from the increase in the Company's authorized common stock would be of the same class with the same dividend, voting, and liquidation rights as the shares of common stock presently outstanding. The shares would be unreserved and available for issuance. No further authorization for the issuance of common shares by shareholder vote is required under the Company's existing Articles, and none would be required prior to the issuance of the additional common shares by the Company. Shareholders have no preemptive rights to acquire any shares issued by the Company under its existing Articles, and shareholders would not acquire any such rights with respect to any additional shares under the proposed amendment to its Articles.
While the Company is not aware of any pending or threatened effort to gain control of the Company, shareholders should be aware that the authority of the Board to issue common or preferred stock might be considered as having the effect of discouraging an attempt by another person or entity to effect a takeover or otherwise gain control of the Company, because the issuance of preferred stock with voting powers, or the issuance of additional common stock, would dilute the voting power of the stock then outstanding. Moreover, since the terms of the preferred stock remain to be fixed by the Board of Directors, such stock (or rights to acquire such stock) might contain terms (including class voting rights or rights to exchange such stock or warrants for stock of an acquiring company) which could make acquisition of a controlling interest in the Company more difficult or costly.
Other provisions of the Articles could also be viewed as potential impediments to efforts to acquire control of the Company. Specifically, those provisions of the Articles (i) requiring the election of only one-third of the directors of the Company every year, (ii) requiring the Board to evaluate and determine that any exchange or tender offer for the Company's common stock or proposed merger, consolidation, or acquisition of all or substantially all of the Company's assets is in compliance with all applicable laws and is in the best interests of the Company and its shareholders, and (iii) imposing a super-majority vote requirement applicable to any proposed combination or reorganization of the Company, could be used in a manner calculated to prevent the removal of management and make more difficult or discourage a change in control of the Company. The Company has no present intention of soliciting the vote of shareholders on any other proposal, or series of proposals, to deter changes in control of the Company.
If the proposed amendment to increase the authorized shares of capital stock is approved, common or preferred stock may, as noted, be issued without further action by the shareholders and without first offering such shares to the Company's shareholders for subscription. Issuance of common or preferred stock otherwise than on a pro rata basis to all current shareholders would reduce current shareholders' proportionate interests. Based upon the prevailing per-share stock price of our common stock, and subject to the approval of the proposed amendment, the Board may consider authorizing a three-for-one stock split of our shares of common stock.
The affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company is required for approval of the proposed amendment to the Articles. Both abstentions and broker non-votes will have the effect of a negative vote. Unless otherwise directed by a shareholder's proxy, the persons named as proxy voters in the accompanying proxy will vote FOR the amendment. The approval of the proposal is not a condition to the approval of any other proposals submitted to our shareholders.
The Board of Directors has determined that the proposed amendment is desirable, in the best interest of our shareholders, and recommends a vote FOR its approval.
PROPOSAL TO AMEND THE COMPANY’S
LONG-TERM STOCK INCENTIVE PLAN
Our Board of Directors originally adopted, and our shareholders approved, the Company’s Long-Term Stock Incentive Plan (the “LTSIP” or the “Plan”) in 1997, and it has been amended and extended periodically since then. The LTSIP provides for the grant of a variety of equity-based awards, described in more detail below, such as stock options, including incentive stock options as defined in Section 422 of the Internal Revenue Code, as amended (the “Code”), stock appreciation rights, restricted stock, performance shares, and other stock-based awards.
Terms of Proposed Amendment. If approved, the proposed amendment would authorize 2,700,000 additional shares for issuance under the LTSIP.
Description of Plan. The following paragraphs summarize the material features of the Plan. The full text of the Plan is included as Appendix A to this Proxy Statement.
Administration. The Plan is administered by the Personnel and Compensation Committee of the Board (the “Committee”), which is required to consist of no fewer than three non-employee directors, as defined in Rule 16b-3(b)(3) of the Securities Exchange Act of 1934. The Committee determines who may participate in the Plan; the types of awards (or combinations thereof) to be granted; the number of shares of common stock to be covered by each award; the terms and conditions of any award, such as conditions of forfeiture, transfer restrictions; and vesting requirements.
Eligibility. The Plan authorizes awards to employees of the Company or its subsidiaries.
Shares Available for Issuance. As of February 23, 2022, under the LTSIP, there were 84,468 shares of common stock available for the grant of future awards. On February 24,

2022, 62,022 shares were granted to participants of our Executive Stock Grant Program, thereby reducing the number of shares of common stock available for future awards under our LTSIP to 22,446. There are no stock options outstanding, and 2,102,681 shares are subject to outstanding restricted stock awards and performance unit awards. Subject to shareholder approval of the proposed amendment, the maximum number of shares that may be issued under the Plan is 4,700,000 shares.
Any shares subject to an award that terminates without the issuance of the shares, including awards that are settled in cash in lieu of shares, will be available again for issuance under the Plan. The number of shares available for issuance under the Plan will not, however, be increased by the number of shares that are (1) tendered by the participant or withheld by the Company in payment of the purchase price of an option, (2) tendered by the participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award, (3) purchased by the Company with proceeds received from the exercise of an option, (4) subject to a stock appreciation right that is not issued in connection with the stock settlement of that right upon its exercise, (5) subject to the cancellation of a stock appreciation right granted in tandem with an option upon the exercise of the option, and (6) subject to the cancellation of an option granted in tandem with a stock appreciation right upon the exercise of that right.
Key Plan features:
•	The Plan provides that no more than 25% of Plan shares may be awarded to any one Plan participant.
•	The Plan prohibits the repricing of options or Stock Appreciation Rights (“SAR's”) or the purchase of underwater options or SAR's.
•	The Plan requires a minimum vesting period of at least twelve months for all Awards granted under the Plan.
•
Awards under the Plan are subject to mandatory repayment by a participant to the extent that participant is or becomes subject to any Company clawback or recoupment policy or any law or regulation that imposes mandatory recoupment.

•
As of February 23, 2022, there were approximately 2,300 employees of the Company and its subsidiaries eligible to participate in the LTSIP. Those employees who are determined to be key employees are eligible to receive grants of awards pursuant to the Plan, as determined by the Committee.

•
Awards may be subject to forfeiture by participants to the extent a participant violates or breaches any agreement between the participant and the Company or any Company policy or procedure, including our Code of Business Conduct and Ethics. Awards may be subject to forfeiture if a participant is terminated for cause.

Purpose. The purpose of the LTSIP is to promote the long-term success of our Company for the benefit of our shareholders through stock-based compensation, by aligning the personal interests of our key employees with those of our shareholders. The LTSIP is designed to allow key employees to participate in our Company's future, as well as to enable our Company to attract, retain, and reward such employees.
Termination of Employment or Service with the Company. Each award agreement specifies the terms relating to the exercise, vesting, settlement, cancellation, or forfeiture,

including the terms relating to the satisfaction of performance goals and the termination of the vesting period or performance period, of an award based on the reasons for termination of employment or service with the Company.
Types of Awards. The following types of awards may be granted under the LTSIP:
•
An “Option” is a contractual right to purchase shares at a price determined at the date the Option is granted. Options include Incentive Stock Options, as defined in the Code, as well as Nonqualified Stock Options. The exercise price included in both Incentive Stock Options and Nonqualified Stock Options must equal at least one hundred percent (100%) of the fair market value of the stock at the date of grant. The LTSIP provides that each recipient of a Stock Option Award must agree to remain in the continuous employment with the Company for a period of at least 12 months from the grant date or until the date of retirement if that occurs prior to the expiration of the 12-month period. If the proposed amendment is approved, option awards may not include a Reload Option. A Reload Option is an option to purchase shares equal to the number of shares of common stock delivered in payment of the exercise price and/or tax withholding liability of the original option, and is deemed to be granted upon delivery of those shares without further action by the Committee. The Committee does not permit the repricing of options, and the Company has not granted options under the LTSIP since 2004.

•
A “Stock Appreciation Right” is an award of the right to receive stock or cash of an equivalent value in an amount equal to the difference between the price specified in the Stock Appreciation Right and the prevailing market price of our common stock at the time of exercise. Stock Appreciation Rights may be granted only in tandem with Options.

•
“Restricted Stock” is an award of shares of common stock granted to an employee for no or nominal consideration. Title to the shares passes to the employee at the time of the grant; however, the ability to sell or otherwise dispose of the shares is subject to restrictions and conditions determined by the Committee. The recipient of a Restricted Stock Award will have all the rights of a shareholder, including the right to vote and receive dividends. In general, shares of restricted stock are subject to forfeiture if the participant does not meet certain conditions, such as continued employment over a specified vesting period and/or the attainment of specified Company performance objectives.

•	“Performance Shares” are an award of the right to receive stock or cash of an equivalent value at the end of the specified performance period upon the attainment of specified performance goals.
•
An “Other Stock-Based Award” is any other award that may be granted under the LTSIP that is valued in whole or in part by reference to or is payable in or otherwise based on common stock. This includes the grant of restricted stock units, which represent a specified number of hypothetical shares of our common stock, the vesting of which is subject to such requirements as the Committee may determine. A participant to whom restricted stock units are granted typically does not have any rights as a shareholder with respect to the units, such as dividend and voting rights, unless and until they are settled in shares of our common stock.

Termination or Amendment of the LTSIP. Our Board may at any time amend, discontinue, or terminate the LTSIP or any part thereof; however, unless otherwise required by law, after shareholder approval, the rights of a participant may not be impaired without the consent of such participant. In addition, without the approval of our shareholders, no amendment may be made which would increase the aggregate number of shares of common stock that may be issued under the LTSIP or decrease the Option price of any Option to less than 100% of the fair market value on the date of grant.
Participation and Assignability. Neither the LTSIP, nor any award agreement granted under the LTSIP, entitles any participant to any right to continued employment by our Company or any subsidiary. Generally, no award or other benefit payable under the LTSIP may, except as otherwise specifically provided by law, be subject in any manner to assignment, transfer, or encumbrance. However, Nonqualified Stock Options may be transferred without consideration to (i) an immediate family member of the optionee, (ii) a trust for the benefit of an immediate family member of the optionee, or (iii) a partnership or a limited liability company whose only partners or members are immediate family members, if the Option holder satisfies certain conditions as may be required by the Committee.
Federal Tax Consequences. The U.S. federal income tax consequences to the Company and to LTSIP participants are complex and subject to change. The following summarizes the general consequences of the grant and acquisition of awards under the LTSIP for federal income tax purposes, based on management's understanding of existing federal income tax laws. This summary is necessarily general in nature and does not purport to be complete. Also, state and local income tax consequences are not discussed and may vary from locality to locality. Participants under the LTSIP should consult their own tax advisors since a participant's situation may be such that some variation of the rules described below will apply.
•
Options. LTSIP participants will not recognize taxable income at the time an Option is granted under the LTSIP unless the Option has a readily ascertainable market value at the time of grant. Management understands that Options to be granted under the LTSIP will not have a readily ascertainable market value; therefore, income will not be recognized by participants before the time of exercise of an Option. For Nonqualified Stock Options, the difference between the fair market value of the shares at the time an Option is exercised and the Option price generally will be treated as ordinary income to the optionee, in which case the Company will be entitled to a deduction equal to the amount of the optionee's ordinary income. With respect to Incentive Stock Options, participants will not realize income for federal income tax purposes as a result of the exercise of such Options. In addition, if common stock acquired as a result of the exercise of an Incentive Stock Option is disposed of more than two years after the date the Option is granted and more than one year after the date the Option was exercised, the entire gain, if any, realized upon disposition of such common stock will be treated for federal income tax purposes as capital gain. Under these circumstances, no deduction will be allowable to our Company in connection with either the grant or exercise of an Incentive Stock Option. Exceptions to the general rules apply in the case of a “disqualifying disposition.”

If a participant disposes of shares of common stock acquired pursuant to the exercise of an Incentive Stock Option before the expiration of one year after the date of exercise or two years after the date of grant, the sale of such stock will be treated as a “disqualifying disposition.” As a result, such a participant would recognize ordinary income and our Company would be entitled to a deduction in the year in which such disposition occurred. The amount of the deduction and the ordinary income recognized upon a disqualifying disposition would generally be equal to the lesser of: (a) the sale price of the shares sold minus the Option price, and (b) the fair market value of the shares at the time of exercise minus the Option price. If the disposition is to a related party (such as a spouse, brother, sister, lineal descendant, or certain trusts or business entities in which the seller holds a direct or indirect interest), the ordinary income recognized generally is equal to the excess of the fair market value of the shares at the time of exercise over the exercise price. Any additional gain recognized upon disposition, in excess of the ordinary income, will be taxable as capital gain. In addition, the exercise of Incentive Stock Options may result in an alternative minimum tax liability.
•
Stock Appreciation Rights. Upon the grant of a Stock Appreciation Right, the participant will realize no taxable income and the Company will receive no deduction. A participant will realize income at the time of exercise if the award becomes vested and is no longer subject to forfeiture and the participant is entitled to receive the value of the award. The Company will receive a deduction of an equal amount in the same year the participant recognizes income. If a Stock Appreciation Right is settled in shares of common stock, upon the participant’s subsequent disposition of those shares, the participant would recognize capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from his or her tax basis (i.e. the fair market value of shares of common stock on the exercise date).

•
Restricted Stock. Recipients of shares of Restricted Stock that are not “transferable” and are subject to “substantial risks of forfeiture” at the time of grant will not be subject to federal income taxes until the lapse or release of the restrictions or sale of the shares, unless the recipient files a specified election under the Code to be taxed at the time of grant. The recipient's income and the Company's deduction will be equal to the excess of the then fair market value (or sale price) of the shares less any purchase price. Any subsequent transfer of the shares of Restricted Stock after the time the restrictions lapse or are released will result in a capital gain or loss (long-term or short-term, depending upon the holding period) to the extent the amount realized from the sale differs from the tax basis (as described above). Dividends paid in cash and received by a participant prior to the time the restrictions lapse or are released will constitute ordinary income to the participant in the year paid, and the Company will generally be entitled to a corresponding deduction for those dividends. Any dividends paid in stock may be treated as an award of additional restricted shares, subject to the tax treatment described above.

•
Performance Shares. Participants are not taxed upon the grant of Performance Shares. Upon receipt of the underlying shares or cash, a participant will be taxed at ordinary income tax rates (subject to withholding) on the amount of cash received and/or the current fair market value of stock received, and the Company will be entitled to a corresponding deduction. The participant's basis in any Performance Shares received will be equal to the amount of ordinary income on which he or she was taxed and, upon subsequent disposition, any gain or loss will be capital gain or loss.
•
Restricted Stock Units. Recipients of Restricted Stock Units will not recognize taxable income at the time of grant. A recipient is taxed upon receipt of payment for an award of Restricted Stock Units, which payment may be in shares or cash. Upon receipt of payment for an award of Restricted Stock Units, the fair market value of the shares or the amount of cash received will be taxed to the recipient at ordinary income rates. However, if any shares used as payment for Restricted Stock Units are not “transferable” and are subject to “substantial risk of forfeiture,” the taxable event is deferred until either the restrictions on transferability or the risks of forfeiture lapse. The basis of any shares used as payment for Restricted Stock Units will be equal to the fair market value of the shares on the date the recipient recognizes ordinary income as described above. The Company will receive a deduction of an equal amount in the same year the participant recognized income.

Additional Medicare Tax. Effective for tax years beginning after 2012, new laws impose a 3.8% Medicare tax on certain investment income earned by individuals, estates, and trusts if their income exceeds certain thresholds. Capital gain and other investment income may be subject to this tax. In addition, recent tax rate increases might also apply to ordinary income of certain individuals.
Adjustment for Certain Corporate Transactions.
•
General Anti-Dilution Adjustments. The Plan provides for the adjustment of the terms of outstanding awards in order to preserve the proportionate interest of the holders in those awards if the number of outstanding shares of the Company's common stock has increased or decreased or other changes in the Company's stock occur due to the result of any reorganization, recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distributions payable in capital stock, or other similar adjustments in the Company's common stock. If the Company is the surviving entity in any reorganization, merger, or similar transaction with one or more entities which does not result in a change of control of the Company, any options, stock appreciation rights, restricted stock, restricted stock units or performance shares will pertain to and apply to the securities to which a holder of the number of shares of common stock subject to those awards would have been entitled immediately after the transaction, with any corresponding proportionate adjustment to the per share option price or SAR price. The Plan also provides for the adjustment of the share limits in the Plan under these circumstances.

•
Adjustments for Change in Control Transactions. Upon a change in control of the Company in which the outstanding awards are not assumed or continued, awards will be deemed to be immediately vested and exercisable and all restrictions will immediately cease.

Required Vote for Approval. The affirmative vote of a majority of our common stock voted at the Annual Meeting, by person or by proxy, is required to approve the proposed

Amendment. Broker nonvotes and abstentions will not be counted as votes cast on the proposal. Unless otherwise directed by marking the accompanying proxy, the proxy holders named therein will vote for the approval of the proposed amendment.
The Board of Directors recommends a vote FOR the approval of the proposed amendment to our Long-Term Stock Incentive Plan.
RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2022
The Audit Committee selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (“Fiscal 2022”). The services provided to our Company and our shareholders by Deloitte for 2021 are described below under the caption “Independent Registered Public Accounting Firm – Disclosure of Fees.”
We are asking our shareholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not legally required, the Board is submitting the selection of Deloitte to our shareholders for ratification as a matter of good corporate governance. Representatives of Deloitte are expected to be present at our Annual Meeting to respond to appropriate questions and to make such statements as they may desire. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this item will be required for ratification. Broker non-votes and abstentions will not be treated as votes cast on this proposal. Unless otherwise instructed by you, brokers, banks and other street name holders will have the discretionary authority to vote your shares on this matter.
If our shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee, at its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of our Company and our shareholders.
The Board of Directors recommends a vote “FOR” this proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for Fiscal 2022.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM – DISCLOSURE OF FEES
As explained above, Deloitte served as our independent registered public accounting firm for the fiscal years ended December 25, 2021 and December 26, 2020. The following table sets forth the fees we paid to Deloitte for those years, all of which were pre-approved by the Audit Committee.
	2021	2020
Audit Fees(1)	$1,235,984	$932,279
Tax Services (Time and Materials)	$34,358	$119,115
Other Services	$1,895	$29,895
Total	$1,272,237	$1,081,289
(1)	Includes annual audit, quarterly reviews, and audit of internal controls.
Audit Committee Pre-Approval Policy. The Audit Committee has established a pre-approval policy and procedures for audit, audit-related and tax services that can be performed by our independent registered public accounting firm. The policy sets out the specific services that must be pre-approved by the Audit Committee and places limitations on the scope of these services while ensuring that the independence of the auditors to audit our financial statements is not impaired. The policy prohibits us from retaining Deloitte for services which are proscribed by rules of the SEC. In addition, the policy requires disclosure of non-audit services performed by our auditors. The pre-approval policy does not include a delegation of the Audit Committee's responsibilities and authority under the pre-approval policy. All services provided by Deloitte under the captions “Audit Fees,” “Tax Services (Time and Materials)” and “Other Services” were approved by the Audit Committee under this policy.

AUDIT COMMITTEE REPORT
On February 21, 2022, the Audit Committee submitted to the Board of Directors the following report:
The Committee has reviewed and discussed with management our Company's audited financial statements as of and for the year ended December 25, 2021.
The Committee has discussed with our independent auditors the matters covered by Public Company Accounting Oversight Board (“PCAOB”) standards, AU Section 380 Communication with Audit Committees.
The Committee has received from Deloitte the written disclosures and letter required by the applicable requirements of the PCAOB regarding Deloitte's communications with the Audit Committee concerning independence, has discussed with Deloitte their independence, and has satisfied itself as to Deloitte's independence.
Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements referred to above be included in our Company's Annual Report on Form 10-K for the year ended December 25, 2021.
Brian C. Walker, Chairman Benjamin J. McLean Thomas W. Rhodes Mary Tuuk Kuras
The report of the Audit Committee shall not be deemed to be soliciting material filed or by reference in any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934.
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
Consistent with our Board's recommendation, as approved by our shareholders, and as required under the Securities Exchange Act, we allow our shareholders the opportunity to vote, on an advisory and annual basis, on the compensation paid to our Named Executives. Because your vote is advisory, it will not be binding on our Board. However, our Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.
Our Company has had a long-standing tradition of delivering results to our shareholders. Because the compensation of our executives has been closely linked to Company performance, our executive compensation programs have played a major role in our ability to drive strong financial results and attract and retain a highly experienced, successful team to manage our Company.
Our compensation programs are substantially tied to our key business objectives and the success of our shareholders. If the value we deliver to our shareholders declines, so does the compensation we pay to our executives. We closely monitor the compensation programs and pay levels of executives of companies of similar size and complexity, with the objective that our compensation programs are within a range of market practices and remain competitive.

We believe our executive compensation programs are effective and structured in a manner that (a) is consistent with our compensation philosophy and objectives (as described in our Compensation Discussion and Analysis below), (b) promotes our business objectives, and (c) supports our culture and traditions that have existed for 67 years.
The advisory vote on executive compensation was conducted at our Annual Meeting of Shareholders in 2021, based on the disclosure of our executive compensation in the proxy statement for that meeting. Approximately 97% of the shares voted at that meeting approved of the compensation paid to our Named Executives. The Board considered the results of this vote as highly supportive of the Company's compensation policies and programs. Nonetheless, as described in more detail below in our Compensation Discussion and Analysis, the Personnel and Compensation Committee recommended and the Board approved certain minor modifications to our executive compensation program in an effort to continue to improve its effectiveness.
Accordingly, our Board of Directors recommends that you vote in favor of the following resolution:
“RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, narrative disclosure, and related material disclosed in the Company’s proxy statement for its 2022 Annual Meeting of Shareholders, is hereby APPROVED.”

The Board of Directors recommends a vote “FOR” this proposal.

SECURITIES OWNERSHIP OF MANAGEMENT AND DIRECTORS
The following table contains information with respect to ownership of our common stock by each director, each nominee for election as director, each Named Executive in the tables under the caption “Executive Compensation” and all executive officers and directors as a group. The information in this table was furnished by our officers, directors, and nominees for election of directors, and represents our understanding of circumstances in existence as of February 23, 2022:
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class

Matthew J. Missad	506,426(2)	*
Patrick M. Webster	468,239(2)	*
Michael R. Cole	249,872(2)	*
Patrick M. Benton	192,205(2)	*
Scott A. Worthington	110,494(2)	*
William G. Currie	254,706(3)	*
Thomas W. Rhodes	71,165(3)	*
Bruce A. Merino	42,997	*
Mary Tuuk Kuras	40,402(3)	*
Michael G. Wooldridge	40,317(3)	*
Brian C. Walker	33,804(3)	*
Joan A. Budden	12,834(3)	*
Benjamin J. McLean	7,935(3)	*

All directors and executive officers as a group (16 persons)	2,324,974(2)(3)	3.74%
* Less than one percent (1%).
(1)	Except as otherwise indicated by footnote, each named person has sole voting and investment power with respect to the shares indicated.
(2)
Includes shares subject to issuance under our deferred compensation plans for Messrs. Missad, Cole, Webster, Benton and Worthington in the amounts of 90,951 shares; 33,551 shares; 124,217 shares; 10,668 shares; and 14,091 shares, respectively.

(3)
Includes shares held in our Director Retainer Stock Plan for Mesdames Budden and Tuuk Kuras who hold 12,816 shares and 7,535 shares, respectively, and Messrs. Currie, McLean, Rhodes, Walker and Wooldridge who hold 30,037 shares; 7,269 shares; 54,127 shares; 26,547 shares; and 23,396 shares, respectively.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Philosophy and Objectives
We believe our employees are our most important asset. Our executive compensation program has been designed to motivate, reward, attract and retain management personnel that we deem essential to promote our success. The program seeks to align executive compensation with Company objectives, business strategy, and financial performance. In applying these principles, we seek to:
•	Create an environment that rewards performance for achievement of Company goals;
•	Attract and retain key executives critical to the long-term success of our Company; and
•	Align the interests of executives with the long-term interests of shareholders through stock ownership initiatives and requirements.
We believe the compensation of our executives should reflect the performance of the business units in which they are involved and for which they are responsible. We further believe the performance of our executives in managing our Company, considered in light of general economic and specific Company, industry and competitive conditions, should be the basis for determining their overall compensation.
What Our Compensation Program is Designed to Reward
Our compensation program is designed to reward overall financial performance as well as each person’s individual contribution to our Company. In measuring an individual’s contribution to our Company, the Personnel and Compensation Committee (the “Committee”) considers numerous factors, including the individual's contribution to Company performance, individual performance relative to pre-established goals, and general economic conditions in the markets we serve.
Compensation Program Components - Emphasis on Incentive-Based Compensation
The Committee has responsibility for establishing, implementing and monitoring adherence to our compensation philosophy and established programs. The Committee seeks to ensure that the total compensation paid to our executives is fair, reasonable and competitive.
The principal components of our executive compensation consist of (a) base salary, (b) annual performance incentives, and (c) long-term incentive compensation (generally payable in the form of equity-based compensation awards).
It has been our practice to provide modest base salaries, relative to the market, and place a greater emphasis on performance-based compensation. We believe that this is consistent with motivating our management team to create shareholder value and with what our shareholders expect. If we perform well and create value for our shareholders, our management team is compensated well for those results. We measure financial performance by our return on investment (“ROI”) in the business (described below), a metric we believe correlates well with the creation of shareholder value.

In 2021, management once again performed very well, relative to our targeted ROI. For the year, we achieved an overall ROI of 26.6%, more than four times our threshold ROI of 6%. This resulted in meaningful incentive compensation awards. Our annual cash incentive compensation is limited to two times each executive’s prevailing base salary.
As explained in more detail below, any incentive compensation earned as long-term compensation is subject to future service conditions. Consequently, each executive must continue working for the Company for an additional service period to receive the balance of the incentive compensation earned in 2021 and paid as long-term compensation. For 2021, the variable compensation earned by all of the Company’s Business Units (defined below) totaled approximately $157 million in annual cash incentive compensation and $62 million in long-term incentive compensation. The long-term incentive amount was paid in the form of restricted stock grants that vest either five or eight years from the grant date and in the form of stock performance units that vest and are payable three years from the date of grant, based upon Company performance.[1]
Base Salaries. Base salaries are set for our executive officers at the Committee's January meeting each year. At this meeting, our Chief Executive Officer makes compensation recommendations to the Committee with respect to our executive officers, excluding his own compensation. The Committee may accept or adjust such recommendations. It makes the sole determination of the compensation for our Chief Executive Officer, subject to the approval of our Board.
The Committee considers a variety of objective and subjective factors in considering the establishment of base salaries. In addition, the Committee reviews and monitors the executive compensation programs and pay levels of executives among our Company’s peer group[2]. Based upon its review, the Committee concluded that our compensation program for executive officers is generally competitive and is effective in providing the requisite incentives and rewards to our leadership team.
For 2022, the Committee approved salary increases to the Named Executives, identified in the Summary Compensation Table, as follows:
Named Executive	Effective Date	New Salary	% Increase
Matthew J. Missad	February 1, 2022	$825,254	1.00%
Michael R. Cole	February 1, 2022	$445,517	2.30%
Patrick M. Webster	February 1, 2022	$491,708	1.00%
Patrick M. Benton	February 1, 2022	$303,540	1.50%
Scott A. Worthington	February 1, 2022	$265,000	3.92%
For fiscal 2021 the ratio of the median of the annual total compensation of all of our active employees as of December 25, 2021, excluding our Chief Executive Officer, ($45,230) to the annual total compensation of our Chief Executive Officer ($9,752,443) was 216:1. The compensation of our median employee was determined by: (1) calculating the annual total compensation of all of our active employees as of December 31, 2021 (the “Determination
[1]
The restricted stock grants that are subject to eight (8) year vesting and the stock performance units are subject to shareholder approval of the amendment to the LTSIP. If the amendment is approved, these grants will be made thereafter.

[2]
Our current peer group companies are American Woodmark Corp., BlueLinx Holdings Inc., Boise Cascade Co., Builders FirstSource, Cornerstone Building Brands, Gibraltar Industries Inc., Greif Inc., Louisiana-Pacific Corp., Masco Corp., Simpson Manufacturing Inc., Sonoco Products Co., Trex Co. Inc and WestRock Company.

Date”); (2) ranking the annual total compensation of all employees (except our Chief Executive Officer) from lowest to highest (which comprised a total of 15,731 employees); and (3) selecting the employee who ranked as the median (7,866 on the list of 15,731). We included all of our full-time and part-time employees as of the Determination Date and annualized the total compensation for those full-time and part-time employees who were employed by us for less than one year as of the Determination Date. We applied applicable foreign exchange rates, relative to the U.S. dollar, for our non-U.S. employees. Total annual compensation for each employee, other than the CEO, includes each element of compensation listed in the Summary Compensation Table below, with the exception of employer contributions to any 401(k) or similar qualified, defined contribution plan, and shares granted but not vested, based upon our Company’s payroll records. For ease of administration, bonus dollars for all employees, except the CEO, reflect actual bonus compensation paid in 2021 but earned in 2020. However, as required for the Summary Compensation Table, the bonus dollars for the CEO reflect bonus dollars and associated stock grants earned in 2021 and paid in February 2022.
Incentive Compensation. Our incentive compensation program provides for the contribution of a fixed percentage of pre-incentive compensation operating profit to each of a number of pools, based upon the pre-incentive compensation ROI of each plant, region/business unit and segment (each of which is referred to as a “Profit Center”), as well as a separate Corporate incentive compensation pool. Combined, these incentive compensation pools are the source for our Company’s aggregate incentive compensation awards.
ROI is determined based upon the Profit Center’s pre-incentive compensation operating profit, less income taxes, divided by the average investment of the Profit Center. Average investment is defined as the average of inventory, plus accounts receivable, plus net property, plant and equipment, plus intangibles, less accumulated amortization and less accounts payable.
At the beginning of each year, each Named Executive is allocated a fixed percentage of the incentive compensation pool of his or her respective Profit Center. The amount of an employee's percentage of his or her pool is generally reflective of that person's relative degree of responsibility for the operations and results of that Profit Center, as well as his or her performance and tenure with the Company. If the Profit Center generates profits which result in an incentive compensation pool, the participant receives the allocated percentage as incentive compensation. The dollar amount of that pool is based upon the Profit Center aggregate ROI. As ROI increases, a higher percentage of pre-incentive compensation operating profit is contributed to the pool.
For the Corporate Profit Center, the minimum contribution percentage of 4.87% of pre-incentive compensation operating profit occurs at the lowest level of ROI, which is 6.00%. The maximum contribution percentage of 10.47% occurs at a ROI of 25.50% and higher. In general, for every hundred basis point improvement in ROI, the Company contributes an approximate additional 28 basis points of pre-incentive compensation operating profit to the Corporate Profit Center incentive compensation pool. Three of our Named Executives participated in the Corporate Profit Center incentive compensation pool in 2021.

For 2021, we achieved an overall ROI of 25.66%. This resulted in a gross contribution of $93,534,453 to the Corporate Profit Center incentive compensation pool, which equaled 10.26% of pre-incentive compensation operating profit. The performance incentive for each of the Named Executives (other than Messrs. Benton and Worthington) was based upon our Company's total ROI. The performance bonuses for Messrs. Benton and Worthington were based upon the ROI of their respective Profit Centers.
The incentive compensation amount for Mr. Missad was determined by the Company's ROI as a whole. Based upon that performance, we contributed the calculated amount of pre-incentive compensation operating profit to the Corporate Profit Center incentive compensation pool. For 2021, Mr. Missad was eligible to receive an initial 20% allocation of the net Corporate Profit Center pool. The initial allocation to Mr. Missad, as well as allocations for each of the other NEO’s, is subject to reduction based upon the overall amount allocated to the respective incentive compensation pools. Of the allocation, not more than 2.0 times an executive’s base salary may be paid in the form of annual cash incentive compensation. As a result, Mr. Missad’s received cash incentive compensation of $1,648,508 for 2021, which was approximately 1.76% of the Corporate Profit Center incentive compensation pool. Based upon the reduced allocation to the Corporate Profit Center incentive compensation pool, as well as the reallocation of approximately thirty percent (30%) of the Long-Term Compensation amount (described below), Mr. Missad’s total allocation of the 2021 Corporate Profit Center incentive compensation pool was 9.41%.
The amount of incentive compensation earned by an employee in excess of the annual cash incentive compensation amount is paid in the form of equity-based compensation awards under our Long-Term Stock Incentive Plan (“Long-Term Compensation”). For employees other than members of the Company’s executive leadership team, which includes each of the Named Executives, the equity awards granted in 2022, based upon 2021 performance, were paid in the form of shares of restricted Company common stock that cliff vest on the fifth anniversary of the award date. For members of the Company’s executive leadership team, approximately twenty percent (20%) of their Long-Term Compensation will either be paid in the form of shares of restricted Company common stock that cliff vest on the eighth (8th) anniversary of the grant date or were reallocated to the pool of equity awards issuable to other Company employees. Of the remaining Long-Term Compensation amount, ninety percent (90%) was paid in the form of shares of restricted Company common stock that cliff vest on the fifth (5th) anniversary of the grant date. The balance of the Long-Term Compensation will be paid in the form of performance units. The number of shares that may be issued for each performance unit is determined at the end of the three-year performance period, based upon the Company’s actual, cumulative pre-incentive compensation operating profit relative to targeted pre-incentive compensation operating profit for the three-year period (“Target PBOP”). The actual number of shares issuable is based upon the product of (1) the number of target shares shown that are subject to the award, and (2) the earnout percentage, based upon the following:
Company PBOP Relative to Target PBOP	Earnout Percentage
- At least 115% of Target PBOP	200%
- Less than 115% of Target PBOP but at least 90% of Target PBOP	100%
- Less than 90% of Target PBOP	0%

In addition, no shares are issuable unless the Company achieves the targeted pre-incentive compensation return on investment during the three-year performance period.
The following table discloses and explains the determination of incentive compensation earned by the Named Executives for 2021.
Named Executive	Actual ROI (1)	Percent of PBOP Contributed to the Corporate Profit Center Incentive Compensation Pool	Adjusted Allocation of Participation in the Corporate Profit Center Incentive Compensation Pool	Annual Cash Incentive Compensation Paid (2)	Long-Term Incentive Compensation (2)
Matthew J. Missad	26.66%	10.47%	9.41%	$1,648,508	$7,153,645
Michael R. Cole	26.66%	10.47%	4.68%	$891,034	$3,490,344
Patrick M. Webster	26.66%	10.47%	7.06%	$983,416	$5,618,198
Patrick M. Benton	42.64%	3.97% (3)	31.29% (3)	$607,800	$3,126,134
Scott A. Worthington	37.09%	3.97% (3)	31.36% (3)	$530,000	$3,167,784
(1)	The Committee periodically establishes ROI threshold achievement levels for each Profit Center, which may vary among the different Profit Centers.
(2)	For 2021, the incentive compensation for Messrs. Missad, Cole, Webster, Benton and Worthington equaled $8,802,153, $4,381,378, $6,601,614, $3,733,934 and $3,697,784, respectively.
(3)
For 2021, Messrs. Benton and Worthington did not participate in the Corporate Profit Center incentive compensation pool. Rather, the incentive compensation for each of them was based upon the ROI of their respective Profit Centers.

We have approximately 130 incentive compensation pools, one for each Profit Center, as well as the separate Corporate Profit Center pool.
Chief Executive Officer. The Committee annually reviews, and recommends for Board approval, our Chief Executive Officer’s base salary. Mr. Missad’s salary is based on comparable compensation data, the Committee's assessment of his past performance, and its expectation as to his future contributions in leading our Company. Mr. Missad's base salary fell in the mid-range of the salaries of comparable executives in our peer group. The Committee has complete discretion in recommending the base salary for Mr. Missad (who does not have an employment agreement with our Company). For 2022, Mr. Missad is eligible to receive an allocation of 20% of the Corporate Profit Center incentive compensation pool.
Long-Term Stock Incentive Plan. We provide long-term incentive compensation to our executive officers and key employees through stock options, grants of restricted shares, conditional stock grants, and other equity-based awards under the terms of our Long-Term Stock Incentive Plan (the “LTSIP”). The Committee has complete discretion in determining eligibility for participation and the type and number of shares subject to awards made under the LTSIP, except for those awarded to our CEO, which are determined by the Board.

Based upon the formula described above, our Named Executives received restricted stock awards and performance units in the following amounts for 2021 performance under our long-term incentive compensation program:
	Matthew J. Missad	Michael R. Cole	Patrick M. Webster	Patrick M. Benton	Scott A. Worthington
Shares subject to five year cliff vesting	80,730	29,678	63,642	27,536	28,097
Shares subject to eight year cliff vesting	0	10,790	0	8,603	8,501
Performance Units	8,970	3,297	7,044	3,059	3,121
We encourage and promote ownership of Company stock by our employees and directors, and have a Minimum Stock Ownership Policy that sets requirements for ownership of our common stock by our key employees and independent directors, as follows:
Title	Company Stock Ownership Requirement
Officers	$200,000
General Manager of Operations, Managing Directors, Regional Sales Managers, Operations Managers, Corporate Directors, National Sales Directors, Segment/Business Unit Directors, Segment Controllers	$100,000
Plant Managers, Corporate Senior Managers, Purchasing/ Transportation Managers, Regional Safety Directors, Regional Accounting Managers	$50,000
Independent Directors	7,500 shares
Our Company maintains an Executive Stock Grant Program (the “ESGP”) pursuant to which we grant shares of restricted Company common stock to eligible employees who invest in shares of the Company’s common stock under our Deferred Compensation Plan (the “DCP”). Under the ESGP, approximately $1.00 worth of Company stock is awarded for each $1.00 deferred and invested in Company stock under the DCP (the “Match Shares”). The Match Shares vest in full on the fifth anniversary of the grant date, subject to certain acceleration events.
Our DCP allows key employees to defer a portion of their salary and/or bonus. Our Named Executives may not defer more than $15,000 of salary or more than $100,000 of incentive compensation per year. Participants in the DCP may elect to invest the deferred amounts in certain investment alternatives, including our common stock. Also, under the DCP, if a key employee’s ownership of our common stock is below certain targeted thresholds, the amount of the deferral must be used to invest in shares of our common stock. In general, each employee receives a payout of his or her DCP account one year from the date he or she terminates employment with our Company, unless termination of employment is due to retirement, death or change in control, in which case the employee or his or her beneficiary may receive the distribution earlier, subject to DCP provisions.
We have a shareholder-approved Employee Stock Purchase Plan (the “ESPP”) which allows our employees to make payroll deductions or lump sum contributions, or both, for the purchase of our common stock. Shares of our common stock are purchased with the money in the employee's account on the last trading day of the quarter, at a 15% discount from the then prevailing market price of our common stock. All eligible employees with at least one year of service may participate in the ESPP. Under the ESPP, an employee may not acquire more than $25,000 of our common stock in any one plan year, based upon the fair market value of our stock as of the date of purchase.
We have a Stock Gift Plan under which eligible employees receive a modest amount of our common stock on specified service anniversaries with us.
Executive Retirement Plan. Under our Executive Retirement Plan (the “ERP”), officers with twenty or more years of Company service and at least ten years of service as an officer are entitled to certain retirement benefits. The ERP provides for a retirement benefit at age 62 or later of 150% of base salary (based upon the executive's highest annual base salary during the three-year period preceding retirement), and is payable over three years after retirement, death or disability. Our CEO does not participate in the ERP.
Impact of Restatements Retroactively Impacting Financial Goods. The Company has not had any material restatement of prior financial results. If such restatements were to occur, the Committee and Board would review the matter and determine what, if any, adjustment to current or prior compensation might be appropriate.
Clawback Policy. Our Board has adopted a Clawback Policy that allows the Company to recoup or otherwise recover certain incentive compensation paid to the Company's executive officers in the event of a restatement of the Company's financial statements or due to certain improper conduct by those officers.
Say on Pay Results and Shareholder Engagement. Historically, our shareholders have expressed meaningful support of the Company's executive compensation practices and programs. As noted above, we have favored a practice of providing modest base salaries, relative to our peers and the market, in return for a greater emphasis on performance-based compensation. Our financial performance over the past several years indicates that this practice has yielded significant benefits for our shareholders (from 2020 through 2022, the Company’s share price has increased 80% and its compound annual growth rate over that three-year period has been 22%).

PERSONNEL AND COMPENSATION COMMITTEE REPORT
The primary purpose of the Personnel and Compensation Committee (the “Committee”) is to assist the Board in discharging its responsibilities related to the compensation of our Company's executives. The Committee’s responsibilities are more fully described in its Charter, which is available on our website.
The Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Effective as of March  , 2022, based upon that review and those discussions, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Thomas W. Rhodes, Chairman Joan A. Budden Bruce A. Merino Michael G. Wooldridge
The report of the Committee shall not be deemed to be soliciting material filed or by reference in any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934.

Summary Compensation Table
The following table includes information regarding the compensation for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for each of our last three fiscal years (the “Named Executives”).
Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (1)(3)	All Other Compensation (4)	Total
Matthew J. Missad, Chief Executive Officer	2021	$815,419		$1,648,508	$49,252
	2020	$806,822	$3,357,337	$1,632,186	$61,462	$5,857,807
	2019	$792,710	$2,502,448	$1,616,026	$33,679	$4,944,863
Michael R. Cole, Chief Financial Officer	2021	$434,683		$891,034	$31,652
	2020	$424,517	$1,159,179	$871,034	$29,675	$2,484,405
	2019	$412,850	$908,859	$851,034	$28,304	$2,201,047
Patrick M. Webster, President and Chief Operating Officer	2021	$486,423		$983,416	$36,960
	2020	$481,129	$2,766,370	$973,680	$24,587	$4,245,766
	2019	$472,653	$2,270,180	$963,679	$25,579	$3,732,091
Patrick M. Benton, President, UFP Construction, LLC	2021	$298,565		$607,080	$20,668
	2020	$292,690	$1,256,462	$598,108	$20,119	$2,167,379
	2019	$286,773	$1,170,584	$586,380	$23,399	$2,068.136
Scott A. Worthington, President, UFP Industrial, LLC (5)	2021	$254,583		$530,000	$21,496
(1)
Includes amounts deferred by the Named Executives under our Profit Sharing and 401(k) Plan and DCP. The 2021 amounts also include deferrals under the DCP in the amount of $115,000 for Messrs. Missad and Webster, and $55,000 for Messrs. Benton, Cole and Worthington. The 2020 amounts also include deferrals under the DCP in the amount of $115,000 for Messrs. Missad and Webster, and $55,000 for Messrs. Benton and Cole. The 2019 amounts also include deferrals under the DCP in the amount of $115,000 for Messrs. Missad and Webster, $55,000 for Mr. Cole, and $50,000 for Mr. Benton.

(2)
The amount set forth in this column represents the aggregate fair value of the awards as of the grant date, computed in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation.” The assumptions used in calculating these amounts are based on a vesting period of either three, five or eight years.

(3)	Represents annual cash bonus payments under incentive compensation plans tied to our operating profit and ROI, which cover substantially all salaried employees.
(4)
The amounts in this column include Company contributions to our Profit Sharing and 401(k) Plan for 2021 in the amount of $4,350 for Messrs. Missad, Cole, Webster and Worthington; and $3,519 for Mr. Benton. Subject to certain requirements, including age and service requirements, all employees are eligible to participate in our Profit Sharing and 401(k) Plan.

Also included in this column is personal use of corporate aircraft for 2021 in the amount of $27,268 for Mr. Missad, $1,562 for Mr. Cole, and $15,226 for Mr. Webster. We permit limited personal use of corporate aircraft by our Named Executives, and personal use of our aircraft requires approval by our Chief Executive Officer. We calculate the incremental cost to our Company for personal use of our aircraft based on the cost of fuel and oil per hour of flight; trip-related inspections, repairs and maintenance; landing, parking and hangar fees; supplies; and other variable costs. Since our aircraft is used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilots’ salaries, the purchase or leasing costs of our aircraft, and the cost of maintenance not related to specific trips.
The amount in this column also includes the following fringe benefits, none of which exceeded the greater of $25,000 or 10% of the Named Executive's aggregate fringe benefits: use of Company-owned property; a convenience allowance; and taxes paid on behalf of the Named Executive.
(5)	Represents the first year for which Mr. Worthington is listed as a Named Executive.

Narrative Disclosure of Perquisites and Benefits
We provide benefit programs to executive officers and other employees. The following table generally identifies such benefit plans and those employees who may be eligible to participate:
Benefit Plan	Officers	Certain Managers	Full-Time Exempt Employees	Full-Time Non-Exempt Employees
401(k) Plan	√	√	√	√
Medical/Dental/Vision Plans	√	√	√	√
Life and Disability Insurance	√	√	√	√
Employee Stock Purchase Plan	√	√	√	√
ROI Bonus Plan	√	√	√	Not Offered
Hourly ROI Bonus	Not Offered	Not Offered	Not Offered	√
Equity Incentive Plans	√	√	√	Not Offered
Change in Control and Severance Plan	√	√	Not Offered	Not Offered
Deferred Compensation Plan	√	√	Not Offered	Not Offered
Executive Retirement Plan	√	Not Offered	Not Offered	Not Offered
Holiday Gifts Not Exceeding $1,500	√	√	√	√
We believe perquisites for executive officers should be limited in scope and value. As a result, we have historically provided nominal perquisites. The following table generally illustrates the perquisites we do and do not provide and identifies those employees who may be eligible to receive them.
Type of Perquisites	Officers	Certain Managers	Full-Time Employees
Employee Discount	√	√	√
Convenience Allowance (1)	√	Not Offered	Not Offered
Automobile Allowance (2)	√	√	Not Offered (2)
Personal Use of Company Aircraft	Only with CEO Approval	Only with CEO Approval	Not Offered
(1)	We provide our officers with a limited taxable convenience allowance which they may use for household management, health and wellbeing, and similar expenses.
(2)
The Company’s automobile expense reimbursement program limits participation to certain employees whose personal automobiles are used more than fifty percent for Company business travel. Other employees receive reimbursement, in accordance with the Code, for expenses incurred in connection with the utilization of their personal vehicles for business travel.

Grants of Plan-Based Awards
The following table reflects the grant of plan-based awards earned in fiscal 2021 to the Named Executives
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (3) (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Maximum (4)	Threshold (#)	Target (#)	Maximum (#)
Matthew J. Missad		0	$1,648,508	0	0	0	0	0
	02/17/22	0	0	0	8,970	17,940	80,730	$7,153,575
	02/24/22	0	0	0	0	0		$
Michael R. Cole		0	$891,034	0	0	0	0
	02/17/22	0	0	0	3,297	6,594	40,468	$3,490,259$
	02/24/22	0	0	0	0	0		$
Patrick M. Webster		0	$983,418	0	0	0	0	0
	02/17/22	0	0	0	7,044	14,088	63,402	$5,618,069
	02/24/22	0	0	0	0	0		$
Patrick M. Benton		0	$607,080	0	0	0	0	0
	02/17/22	0	0	0	3,059	6,118	36,139	$3,126,041
	02/24/22	0	0	0	0	0		$
Scott A. Worthington		0	$530,000	0	0	0	0	0
	02/17/22	0	0	0	3,1210	6,242	36,598	$3,167,590
	02/24/22	0	0	0	0	0		$
(1)
Amounts earned under our annual incentive plan are required to be paid within 75 days after our fiscal year-end and are subject to the maximum payment amount described in footnote (4). For details regarding how awards are determined under the Plan, see the Compensation Discussion and Analysis section of this proxy statement.

(2)	Reflects the award of performance units that vest at the end of the three-year performance period.
(3)
Reflects the grant of shares of restricted Company common stock. As described in the Compensation Discussion and Analysis section above, the amount of incentive compensation earned in excess of the limit referenced in footnote (4) is payable in the form of performance units described in footnote (3) and in shares of restricted Company stock that cliff vest in either five and eight years, subject to accelerated vesting upon death, disability or a change in control. The grant date fair value of the awards is included in the Stock Awards column in the Summary Compensation Table.

(4)	Represents 2.0 times each Named Executive's base salary as of the date of the grant, which is the maximum amount payable under our annual incentive program.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning equity awards held by the Named Executives as of December 25, 2021:
			Stock Awards
Name	Grant Date	Vesting Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards:
					Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Matthew J. Missad	02/18/21	02/18/24	60,539	$5,311,086	6,727	$590,160
	02/20/20	02/20/25	50,573	$4,436,769
	02/21/19	02/21/24	41,405	$3,632,461
	02/22/18	02/22/23	35,032	$3,073,357
	02/23/17	02/23/22	40,758	$3,575,699
Michael R. Cole	02/25/21	02/25/26	838	$73,518	2,286	$200,551
	02/18/21	02/18/24	20,575	$1,805,045
	02/27/20	02/27/25	952	$83,519
	02/20/20	02/20/25	18,045	$1,583,088
	02/27/19	02/27/24	1,476	$129,489
	02/21/19	02/21/24	12,786	$1,121,716
	02/28/18	02/28/23	1,378	$120,892
	02/22/18	02/22/23	11,480	$1,007,140
	02/23/17	02/23/22	16,405	$1,439,211
Patrick M. Webster	02/18/21	02/18/24	49,583	$4,349,917	5,509	$483,305
	02/20/20	02/20/25	45,724	$4,011,367
	02/21/19	02/21/24	40,939	$3,591,578
	02/22/18	02/22/23	35,084	$3,077,919
	02/23/17	02/23/22	42,540	$3,732,034
Patrick M. Benton	02/25/21	02/25/26	794	$69,685	2,492	$218,626
	02/18/21	02/18/24	22,427	$1,967,521
	02/27/20	02/27/25	759	$66,587
	02/20/20	02/20/25	23,697	$2,078,938
	02/27/19	02/27/24	1,345	$117,997
	02/21/19	02/21/24	14,520	$1,273,840
	02/28/18	02/28/23	1,332	$116,856
	02/22/18	02/22/23	13,161	$1,154,615
	02/23/17	02/23/22	19,223	$1,686,434

			Stock Awards
Name	Grant Date	Vesting Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards:
					Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Scott A. Worthington	02/25/21	02/25/26	838	$73,518	2,142	$187,918
	02/18/21	02/18/24	19,283	$1,691,698
	02/27/20	02/27/25	724	$63,517
	02/20/20	02/20/25	10,415	$913,708
	02/27/19	02/27/24	1,073	$94,134
	02/21/19	02/21/24	10,637	$933,184
	02/28/18	02/28/23	1,015	$89,046
	02/22/18	02/22/23	4,736	$415,489
	02/23/17	02/23/22	2,786	$244,416
(1)
Represents shares of restricted stock granted to each Named Executive. The shares are subject to risks of forfeiture until they vest in full. Subject to accelerated vesting for death, disability or a change in control of our Company, the shares vest in full on either the third or fifth anniversary of the grant date.

(2)	The market value of the shares in these columns is based upon the closing price of our common stock on December 25, 2021 ($87.73).
Option Exercises and Stock Vested
The following table provides information on the number and value of options exercised and stock grants vested in 2021 by the Named Executives.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Matthew J. Missad (2)	0	0	41,183	$2,446,381
Michael R. Cole	0	0	7,193	$428,828
Patrick M. Webster (2)	0	0	33,986	$2,019,095
Patrick M. Benton	0	0	24,542	$1,461,617
Scott A. Worthington	0	0	1,338	$79,831
(1)	Value based upon the closing market price of our Company’s common stock on the vesting date.
(2)
Messrs. Missad and Webster each turned 60 in 2020. Under the terms of the Company’s Executive Stock Grant Program, each of their unvested shares held in this program fully vested on their respective birthdays.

Non-Qualified Deferred Compensation
The following table provides certain information relating to each deferred compensation plan that provides for the deferral of compensation on a basis that is not tax qualified. The aggregate amounts are based on employee deferrals and earnings on these deferrals.
Names	Executive Contributions in 2021 (1)	Company Contributions in 2021 (2)	Aggregate Earnings in 2021 (3)	Aggregate Withdrawals/ Distributions in 2021	Aggregate Balance at December 25, 2021
Matthew J. Missad	$115,000	$20,294	$3,312,795	($103,523)	$8,282,296
Michael R. Cole	$55,000	$9,705	$1,213,945	($41,408)	$3,032,601
Patrick M. Webster	$115,000	$18,529	$4,599,846	($103,523)	$11,856,837
Patrick M. Benton	$55,000	$9,705	$367,792	($51,760)	$910,950
Scott A. Worthington	$55,000	$9,705	$490,208	0	$1,242,057
(1)
Each of the amounts reported in this column are also reported as non-equity incentive plan compensation or salary in the Summary Compensation Table. The amounts shown include deferrals under our DCP from the annual bonus earned for 2021 and monthly salary for 2021 for Messrs. Missad and Webster of $100,000 and $15,000, respectively; from the annual bonus earned for 2021 and monthly salary for 2021 for Messrs. Cole and Worthington of $40,000 and $15,000, respectively; and from the annual bonus earned for 2021 for Mr. Benton of $55,000.

(2)
The amounts reflect the value of shares of our common stock contributed by the Company under our DCP, based upon the issuance of shares in an amount equal to 15% of the fiscal 2021 salary and/or bonus deferrals.

(3)
Amounts shown are credited to the Named Executive's deferred compensation account(s). The amounts reflect the earnings on various investments in the account(s), including investments in our common stock.

Our DCP allows key employees to defer a portion of their incentive compensation and base salary. The maximum amount a Named Executive can defer is $100,000 from incentive compensation and $15,000 from base salary, per year. As described in the Compensation Discussion and Analysis, amounts deferred must be invested in our common stock until certain ownership requirements are met. Payouts occur as provided at the time of employee deferral, or if not specified by the employee, upon separation from employment.
Other Post-Employment Compensation
Severance Agreements
Under our Executive Retirement Plan (which currently excludes our CEO), officers with twenty or more years of service with the Company and at least ten years of service as an officer are entitled to certain retirement benefits. This plan provides for a retirement benefit at age 62 or later of 150% of base salary (based upon the executive’s highest annual base salary during the three-year period preceding retirement) and is payable over three years after retirement, death or disability.

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control
The following table quantifies the incremental amounts that would have been vested and become payable on December 25, 2021 to each Named Executive in the event of death, permanent disability, retirement or change in control. In the event of a change in control, payments to our CEO and other officers are conditioned upon both the change in control and his or her actual or constructive termination of employment that approximates the change in control (commonly referred to as a double trigger change in control benefit).
	Benefit	Death	Disability	Retirement (1)	Change in Control (2)
Matthew J. Missad	Cash Severance (3)	$4,369,861	$4,369,861	$4,369,861	$2,448,279
	Equity: (4)
	- Restricted Stock	$20,029,373	$20,029,373	$20,029,373	$20,029,373
	Health and Welfare	$65,151	$65,151	$65,151	$65,151
	TOTAL:	$24,464,385	$24,464,385	$24,464,385	$22,542,803

Michael R. Cole	Cash Severance (3)	$513,055	$513,055	$513,055	$871,034
	Equity: (4)
	- Restricted Stock	$7,363,617	$7,363,617	$7,363,617	$7,363,617
	Health and Welfare	$65,151	$65,151	$65,151	$65,151
	TOTAL:	$7,941,823	$7,941,823	$7,941,823	$8,299,802

Patrick M. Webster	Cash Severance (3)	$722,760	$722,760	$722,760	$973,680
	Equity: (4)
	- Restricted Stock	$18,762,815	$18,762,815	$18,762,815	$18,762,815
	Health and Welfare	$46,236	$46,236	$46,236	$46,236
	TOTAL:	$19,531,811	$19,531,811	$19,531,811	$19,782,731

Patrick M. Benton	Cash Severance (3)	$262,496	$262,496	$262,496	$598,108
	Equity: (4)
	- Restricted Stock	$8,532,444	$8,532,444	$8,532,444	$8,532,444
	Health and Welfare	$65,151	$65,151	$65,151	$65,151
	TOTAL:	$8,860,091	$8,860,091	$8,860,091	$9,195,703

Scott A. Worthington	Cash Severance (3)	$147,056	$147,056	$147,056	$510,000
	Equity: (4)
	- Restricted Stock	$4,518,709	$4,518,709	$4,518,709	$4,518,709
	Health and Welfare	$65,151	$65,151	$65,151	$65,151
	TOTAL:	$4,730,916	$4,730,916	$4,730,916	$5,093,860
(1)	Accounts of the Named Executives in deferred compensation plans and 401(k) plans are not included.
(2)
In the event of a change in control and his actual or constructive termination of employment, Mr. Missad would receive three years of salary, while Messrs. Cole, Webster, Benton and Worthington would each receive two years of salary.

(3)
None of our Named Executives has an employment agreement with the Company. In lieu of severance, our Board has approved an executive retirement plan (“ERP”) for officers who have been employed by the Company for at least twenty years and have been officers for at least ten years (which currently excludes our CEO). Upon death, permanent disability or other separation of service at age 62 or later, qualifying employees are entitled to receive three annual cash payments, with each payment equal to one-half of the highest annual base salary during the three-year period preceding separation. If death, permanent disability or separation of service occurs prior to age 62, the ERP benefits are discounted based upon the difference between the qualifying employee's actual age and age 62. None of the Named Executives has reached age 62. Benefits under the ERP are forfeited if the Named Executive competes with the Company while employed by the Company or any time while benefits are due. Each of the Named Executives has met the service requirements of the ERP. In addition to the benefits provided under the ERP, the Named Executives are eligible for a stipend for health care.
(4)	Stock awards that have already vested are not included in the table.
Director Compensation
For 2021, each non-employee director (except Mr. Currie) received a $60,000 annual cash retainer fee and a $125,000 annual stock retainer fee. In addition, each member of the Audit Committee received $5,000 for serving on that committee, and each member of the Nominating and Corporate Governance Committee and the Personnel and Compensation Committee received $3,000 for serving on those committees. In addition to these committee service fees, the chairperson of the Audit Committee received $20,000, and the chairpersons of the Nominating and Corporate Governance Committee and the Personnel and Compensation Committee each received $5,000. Each independent director may participate in the Director Retainer Stock Plan (the “DRSP”). The annual retainer amounts, both cash (including committee retainers and chairperson fees) and stock consideration, are paid quarterly and either or both (in total or in part) may be deferred in accordance with the DRSP. Under the terms of the DRSP, deferred cash is used to purchase Company common stock on a deferred basis at the rate of 110% of the deferred cash amount. No such credit applies to the deferral of the stock portion of the retainer. For 2021, Messrs. Currie, McLean, Rhodes, Walker and Wooldridge and Mesdames Budden and Tuuk Kuras participated in the DRSP and were allocated shares of Company common stock, in lieu of cash fees, in the following amounts: 3,651 shares; 2,744 shares; 3,226 shares, 1,914 shares; 1,248 shares; 2,801 shares and 58 shares, respectively.
The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director for their service on our Board in 2021.
Names	Fees Earned or Paid in Cash (1)	Stock Awards	Total
Joan A. Budden	$66,000	$125,000	$191,000
William G. Currie (2)	$120,000	$250,000	$370,000
Benjamin J. McLean	$65,000	$125,000	$190,000
Bruce A. Merino	$66,000	$125,000	$191,000
Thomas W. Rhodes (3)	$73,000	$125,000	$198,000
Mary Tuuk Kuras	$68,000	$125,000	$193,000
Brian C. Walker (3)	$85,000	$125,000	$210,000
Michael G. Wooldridge (3)	$71,000	$125,000	$196,000
(1)	Includes amounts that may be deferred under our DRSP and used to purchase shares of our common stock.
(2)	Mr. Currie received a $120,000 cash retainer fee and a $250,000 stock retainer fee for serving as Chairman of the Board for 2021.

(3)
Mr. Rhodes was Chairman of the Personnel and Compensation Committee and received an additional $5,000 per year for serving in that capacity. Mr. Walker was Chairman of the Audit Committee and received an additional $20,000 for serving in that capacity. Mr. Wooldridge was Chairman of the Nominating and Corporate Governance Committee and received an additional $5,000 for serving in that capacity.

Each independent director is also entitled to reimbursement for his or her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of our Board or its committees and related activities, including director education courses. Each independent director is required to own a minimum of 7,500 shares of our Company stock within two years of joining our Board.
Equity Compensation Plan Information
As discussed above, we maintain certain equity compensation plans under which shares of our common stock are authorized for issuance to employees and directors in exchange for services. The following table sets forth certain information regarding our equity compensation plans as of December 25, 2021.
	Number of shares to be issued upon exercise of outstanding options (a)	Weighted average exercise price of outstanding options (b)	Number of shares remaining available for future issuance under equity compensation plans [excluding shares reflected in column (a)](1) (c)
Equity compensation plans approved by security holders	0	$0.00	1,474,858
Equity compensation plans not approved by security holders	none
(1)
The number of shares remaining available for future issuance under equity compensation plans, excluding outstanding options, warrants or similar rights, as of December 25, 2021, is as follows: 456,019 shares for the ESPP; 197,041 shares for the DRSP; and 14,055 shares for the Stock Gift Plan. In addition, of the remaining 807,743 shares available for future issuance under the LTSIP, those shares may be issued in the form of options as well as stock appreciation rights, restricted stock, performance shares or other stock-based awards.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires directors, executive officers and greater than 10% beneficial owners to file reports of ownership and changes in ownership of shares of common stock with the SEC, and applicable regulations require them to furnish us with copies of all Section 16(a) reports they file. Based solely upon review of the copies of such reports furnished to us, or written representations that no such reports were required, all Section 16(a) filing requirements applicable to the reporting persons were made in compliance with the Exchange Act except for four reports, each covering one transaction for each of Messrs. Cole, Missad, Webster and Worthington.
GENERAL
The cost of the solicitation of proxies will be paid by our Company. In addition to the use of the United States Postal Service, proxies may be solicited personally, by telephone, by facsimile or by electronic mail by our employees who will not receive additional compensation for solicitation of proxies. We do not intend to pay any compensation for the solicitation of proxies, except that we will reimburse brokers, nominees, custodians and other fiduciaries for their expenses in connection with sending materials to beneficial owners and obtaining their proxies.
RELATED PARTY TRANSACTIONS
The Audit Committee has a responsibility to review, approve or ratify related party transactions involving directors, executive officers and their respective affiliates and immediate family members. As a general practice, our Board has required the related party, if a Board member, to recuse himself or herself from the meeting, and the Board considers the proposed transaction based on what is fair to our Company and is in the best interest of our shareholders. There were no reportable related party transactions during 2021.
AVAILABILITY OF FORM 10-K
Shares of our common stock are traded under the symbol UFPI on The Nasdaq Stock Market. Our Form 10-K filed with the SEC will be provided free of charge to any shareholder upon written request. Significant financial information is available on our website at http://www.ufpi.com. For more information, contact our Investor Relations Department at 2801 East Beltline NE, Grand Rapids, MI 49525.
SHAREHOLDER PROPOSALS
Shareholders who intend to submit a proposal for inclusion in our proxy materials for our 2022 Annual Meeting of Shareholders may do so by following the procedures described in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by our Secretary no later than November  , 2022. Proposals of shareholders should be addressed to UFP Industries, Inc., Attention: Secretary, 2801 East Beltline NE, Grand Rapids, MI 49525.
In addition, under our Bylaws, no business may be brought before an annual meeting unless it is specified in a notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has delivered written notice to our Secretary (containing certain information specified in our Bylaws about the shareholder and the proposed action), not less than 90 days nor more than 120 days prior to the date of the first anniversary of the preceding year's annual meeting of shareholders. If our 2023 Annual Meeting of Shareholders is held more than 30 days before or more than 60 days after the first anniversary of our 2022 Annual Meeting, the notice must be received not less than 90 days nor more than 120 days prior to the date of that meeting, unless the first public announcement of the meeting is made less than 100 days prior to the date of the meeting, in which case notice must be received within ten days after the date we mail or otherwise give notice of the date of that meeting. This requirement is separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy materials.
As of the date of this Proxy Statement, we have not received any proposals from any shareholders to be presented at the 2022 Annual Meeting.

HOUSEHOLDING OF PROXY MATERIALS
Only one annual report and proxy statement are sent to multiple shareholders sharing a single address, unless we have received instructions to the contrary from one or more of such shareholders. If you prefer to receive individual copies of the proxy materials, send your request in writing to the UFP Industries, Inc., Attention: Investor Relations Department, 2801 East Beltline NE, Grand Rapids, MI 49525, or call 800-598-9663.
March  , 2022
By Order of the Board of Directors,

David A. Tutas, General Counsel and Secretary

APPENDIX A
UFP INDUSTRIES, INC.
LONG-TERM STOCK INCENTIVE PLAN
(as Amended through April 20, 2022)
ARTICLE 1
ESTABLISHMENT AND PURPOSE OF THE PLAN
1.1 Establishment of the Plan. UFP Industries, Inc., a Michigan corporation (the “Company”), hereby establishes an incentive compensation plan to be known as the “UFP Industries, Inc. Long-Term Stock Incentive Plan” (the “Plan”), as set forth in this document. The Plan permits the granting of stock options, stock appreciation rights, restricted stock, and other stock-based awards to key employees of the Company and its Subsidiaries.
1.2 Purpose of the Plan. The purpose of the Plan is to promote the long-term success of the Company for the benefit of the Company's shareholders, through stock-based compensation, by aligning the personal interests of the Company's key employees with those of its shareholders. The Plan is also designed to allow key employees to participate in the Company's future, as well as to enable the Company to attract, retain and award such employees. The Plan supersedes and replaces the Company's Long Term Incentive Plan, adopted by the Company's shareholders in 1997.
1.3 Term of Plan. No Awards shall be granted pursuant to the Plan on or after April 15, 2029 (“Termination Date”), provided that Awards granted prior to the Termination Date may extend beyond that date, and Cash Payment Rights and Reload Options may be effected pursuant to the terms of Awards granted prior to the Termination Date.
ARTICLE 2
DEFINITIONS
For purposes of this Plan, the following terms shall have the meanings set forth below:
2.1 “Award” shall mean any award under this Plan of any Options, Stock Appreciation Rights, Restricted Stock, Performance Shares or Other Stock-Based Award.
2.2 “Award Agreement” shall mean an agreement evidencing the grant of an Award under this Plan. Awards under the Plan shall be evidenced by Award Agreements that set forth the details, conditions and limitations for each Award, as established by the Committee and shall be subject to the terms and conditions of the Plan.
2.3 “Award Date” shall mean the date that an Award is made, as specified in an Award Agreement.
2.4 “Board” shall mean the Board of Directors of the Company.
2.5 “Code” shall mean the Internal Revenue Code of 1986, as amended.
2.6 “Committee” shall mean the Committee, as specified in Article 3, appointed by the Board to administer the Plan.
2.7 “Common Stock” shall mean the Common Stock of the Company.

2.8 “Disability” shall mean permanent and total disability as determined under the rules and guidelines established by the Committee for purposes of the Plan.
2.9 “Fair Market Value” shall be the mean between the highest and lowest sales prices per share of the Common Stock for such date on the National Association of Securities Dealers Automated Quotation System or any successor system then in use (“NASDAQ”). If no sale of shares of Common Stock is reflected on the NASDAQ on a date, “Fair Market Value” shall be determined on the next preceding day on which there was a sale of shares of Common Stock reflected on NASDAQ.
2.10 “Incentive Stock Option” or “ISO” shall mean an option to purchase shares of Common Stock granted under Article 6, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.
2.11 “Insider” shall mean an employee who is an officer (as defined in Rule 16a-1(f) of the Exchange Act) or director of the Company, or holder of more than ten percent (10%) of its outstanding shares of Common Stock.
2.12 “Nonemployee Director” shall have the meaning set forth in Rule 16b-3(b)(3), as promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”), or any successor definition adopted by the SEC.
2.13 “Nonqualified Stock Option” or “NQSO” shall mean an option to purchase shares of Common Stock, granted under Article 6, which is not an Incentive Stock Option.
2.14 “Option” means an Incentive Stock Option or a Nonqualified Stock Option.
2.15 “Option Price” shall mean the price at which a share of Common Stock may be purchased by a Participant pursuant to an Option, as determined by the Committee.
2.16 “Other Stock-Based Award” shall mean an Award under Article 10 of this Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Common Stock.
2.17 “Participant” shall mean an employee of the Company or a Subsidiary who holds an outstanding Award granted under the Plan.
2.18 “Performance Shares” shall mean an Award granted under Article 9 of this Plan evidencing the right to receive Common Stock or cash of an equivalent value at the end of a specified performance period.
2.19 “Permitted Transferee” means (i) the spouse, children or grandchildren of a Participant (each an “Immediate Family Member”), (ii) a trust or trusts for the exclusive benefit of the Participant and/or one or more Immediate Family Members, or (iii) a partnership or limited liability company whose only partners or members are the Participant and/or one or more Immediate Family Members.
2.20 “Retirement” shall mean the termination of a Participant's employment with the Company or a Subsidiary after the Participant attains normal retirement age as established by the Committee at the time an Award is made.
2.21 “Restricted Stock” shall mean an Award granted to a Participant under Article 8 of this Plan.

2.22 “Stock Appreciation Right” or “SAR” shall mean an Award granted to a Participant under Article 7 of this Plan.
2.23 “Subsidiary” shall mean any corporation in which the Company owns directly, or indirectly through subsidiaries, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns at least fifty percent (50%) of the combined equity thereof.
2.24 “Termination of Employment” shall mean the termination of a Participant's employment with the Company or a Subsidiary. A Participant employed by a Subsidiary shall also be deemed to incur a Termination of Employment if the Subsidiary ceases to be a Subsidiary and the Participant does not immediately thereafter become an employee of the Company or another Subsidiary.
ARTICLE 3
ADMINISTRATION
3.1 The Committee. The Plan shall be administered by a Committee designated by the Board consisting of not less than two (2) directors who shall be appointed from time to time by the Board, each of whom shall qualify as a Nonemployee Director.
3.2 Committee Authority. Subject to the Company's Articles of Incorporation, Bylaws, and the provisions of this Plan, the Committee shall have full authority to grant Awards to key employees of the Company or a Subsidiary. Awards may be granted singularly, in combination, or in tandem. The authority of the Committee shall include the following:
(a) To select the key employees of the Company or a Subsidiary to whom Awards may be granted under the Plan;
(b) To determine whether and to what extent Options, Stock Appreciation Rights, Restricted Stock, Performance Shares and Other Stock-Based Awards, or any combination thereof are to be granted under the Plan;
(c) To determine the number of shares of Common Stock to be covered by each Award;
(d) To determine the terms and conditions of any Award Agreement, including, but not limited to, the Option Price, any vesting restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee shall determine in its sole discretion;
(e) To determine whether, to what extent and under what circumstances grants of Awards are to operate on a tandem basis and/or in conjunction with or apart from other cash compensation arrangement made by the Company other than under the terms of this Plan;
(f) To determine under what circumstances an Award may be settled in cash, Common Stock, or a combination thereof; and
(g) To determine to what extent and under what circumstances shares of Common Stock and other amounts payable with respect to an Award shall be deferred.

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (including any Award Agreement) and to otherwise supervise the administration of the Plan. A majority of the Committee shall constitute a quorum, and the acts of a majority of a quorum at any meeting, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. The interpretation and construction by the Committee of any provisions of the Plan or any Award granted under the Plan shall be final and binding upon the Company, the Board and Participants, including their respective heirs, executors and assigns. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or an Award granted hereunder.
ARTICLE 4
COMMON STOCK SUBJECT TO THE PLAN
4.1 General. Subject to adjustment as provided in Section 4.2 and Section 13.1, the maximum aggregate number of shares of Common Stock which may be issued under this Plan, which may be either unauthorized and unissued Common Stock or issued Common Stock reacquired by the Company (“Plan Shares”) shall be 4,700,000 Shares. Determinations as to the number of Plan Shares that remain available for issuance under the Plan shall be made in accordance with the terms of this Plan and such rules and procedures as the Administrator shall determine from time to time.
4.2 Share Usage.
(a) General. Shares of Common Stock subject to an Award shall be counted as used as of the Award Date.
(b) Conditions Under Which Shares Subject to Awards Become Available for Future Awards. Any shares of Common Stock subject to an Award under the Plan which thereafter terminate by expiration, forfeiture, cancellation, or otherwise, without the issuance of such shares, including Awards that are settled in cash in lieu of shares of Common Stock, shall be available again for issuance under the Plan.
(c) Conditions Under Which Shares Subject to Awards Are Not Available for Future Awards. The number of shares of stock available for issuance under the Plan shall not be increased by the number of shares of Common Stock (i) tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, (ii) tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award, (iii) purchased by the Company with proceeds received from the exercise of an Option, (iv) subject to an SAR that are not issued in connection with the stock settlement of that SAR upon its exercise, (v) subject to the cancellation of an SAR granted in tandem with an Option upon the exercise of the Option and (vi) subject to the cancellation of an Option granted in tandem with an SAR upon the exercise of the SAR.

ARTICLE 5
ELIGIBILITY
The persons who shall be eligible to receive Awards under the Plan shall be such key employees of the Company or a Subsidiary as the Committee shall select from time to time. In making such selections, the Committee shall consider the nature of the services rendered by such employees, their present and potential contribution to the Company's success, and the success of the Subsidiary of the Company by which they are employed, and such other factors as the Committee in its discretion shall deem relevant. Participants may hold more than one Award, but only on the terms and subject to the restrictions set forth in the Plan and their respective Award Agreements. No participant may receive Awards under the Plan covering more than twenty-five percent (25%) of Plan Shares.
ARTICLE 6
STOCK OPTIONS
6.1 Options. Options may be granted alone or in addition to other Awards granted under this Plan. Each Option granted under this Plan shall be either an Incentive Stock Option or a Nonqualified Stock Option.
6.2 Grants. The Committee shall have the authority to grant to any Participant one or more Incentive Stock Options, Nonqualified Stock Options, or both types of Options. To the extent that any Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Option or the portion thereof which does not qualify shall constitute a separate Nonqualified Stock Option.
6.3 Incentive Stock Options. No term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Participants affected, to disqualify any Incentive Stock Option under such Section 422. The aggregate Fair Market Value, determined on the Award Date of the shares of Common Stock with respect to which one or more Incentive Stock Options (or other incentive stock options within the meaning of Section 422 of the Code, under all other option plans of the Company) that are exercisable for the first time by a Participant during any calendar year shall not exceed the $100,000 limitation imposed by Section 422(d) of the Code.
6.4 Terms of Options. Options granted under the Plan shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve. Each Agreement shall comply with and be subject to the following terms and conditions:
(a) Participant's Agreement. Each Participant shall agree to remain in the continuous employ of the Company for a period of at least twelve (12) months from the Award Date or until Retirement, if Retirement occurs prior to twelve (12) months from the date of the Option. Such Agreement shall not impose upon the Company any obligation to retain the Participant in its employ for any period.
(b) Option Price. The Option Price per share of Common Stock purchasable under an Option shall be determined by the Committee at the time of grant but shall be not less than one hundred percent (100%) of the Fair Market Value of the Common

Stock at the Award Date, provided that the Option Price per share of Common Stock subject to an Incentive Stock Option granted to an Insider shall be no less than one hundred ten percent (110%) of the Fair Market Value of the shares of Common Stock on the Award Date.
(c) Option Term. The term of each Option shall be fixed by the Committee, but no Option which is designated as an ISO shall be exercisable more than ten (10) years after the date the ISO is granted, provided that the term of any Incentive Stock Option granted to an Insider shall not exceed five (5) years.
(d) Exercisability. Except as provided in Section 13.2, no Option shall be exercisable either in whole or in part prior to the first anniversary of the Award Date. Thereafter, an Option shall be exercisable at such time or times and subject to such terms and conditions (including but not limited to vesting provisions) as shall be determined by the Committee and set forth in the Award Agreement. If the Committee provides that any Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine.
(e) Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under subsection (d) above, Options may be exercised in whole or in part at any time during the term of the Option, by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price in such form as the Committee may accept. Notwithstanding the foregoing, an Option shall not be exercisable with respect to less than 100 shares of Common Stock unless the remaining shares covered by an Option are fewer than 100 shares. If and to the extent determined by the Committee in its sole discretion at or after grant, payment in full or in part may also be made in the form of Common Stock owned by the Participant (and for which the Participant has good title free and clear of any liens and encumbrances and with respect to any shares of Common Stock acquired upon the exercise of an Option, has been held by the Optionee for a period of at least six (6) consecutive months) or Restricted Stock, or by reduction in the number of shares issuable upon such exercise based, in each case, on the Fair Market Value of the Common Stock on the last trading date preceding payment as determined by the Committee (without regard to any forfeiture restrictions applicable to Restricted Stock). No shares of stock shall be issued until payment has been made. A Participant shall generally have the rights to dividends or other rights of a shareholder with respect to shares subject to the Option when the person exercising such option has given written notice of exercise, has paid for such shares as provided herein, and, if requested, has given the representation described in Section 14.1 of the Plan. Notwithstanding the foregoing, if payment in full or in part has been made in the form of Restricted Stock, an equivalent number of shares of Common Stock issued on exercise of the Option shall be subject to the same restrictions and conditions, and during the remainder of the Restriction Period [as defined in Section 8.3(a)], applicable to the shares of Restricted Stock surrendered therefore.
(f) Transferability of Options. No Option may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, provided, however, the Committee may, in its discretion, authorize all or a portion of a Nonqualified Stock Option to be granted to an optionee to be on terms which permit transfer by such optionee to a Permitted Transferee, provided that (i) there may be no consideration for any such transfer (other than the receipt of or interest in a family partnership or limited liability company), (ii) the stock option agreement pursuant to which such options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section 6.4(f), and (iii) subsequent transfers of transferred options shall be prohibited except those in accordance with Section 6.4(i). Following transfer, any such options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The events of termination of service of Sections 6.4(g), (h) and (i) hereof, and the tax withholding obligations of Section 13.3 shall continue to be applied with respect to the original optionee, following which the options shall be exercisable by the Permitted Transferee only to the extent, and for the periods specified in Sections 6(g), (h), and (i). The Company shall not be obligated to notify Permitted Transferee(s) of the expiration or termination of any option. Further, all Options shall be exercisable during the Participant's lifetime only by such Participant and, in the case of a Nonqualified Stock Option, by a Permitted Transferee. The designation of a person entitled to exercise an Option after a person's death will not be deemed a transfer.
(g) Termination of Employment for Reasons other than Disability or Death. Upon Termination of Employment for any reason other than on account of Disability or death, each Option held by the Participant shall, to the extent rights to purchase shares under such Option have accrued at the date of such Termination of Employment and shall not have been fully exercised, be exercisable, in whole or in part, at any time within a period of three (3) months following Termination of Employment, subject, however, to prior expiration of the term of such Options and any other limitations on the exercise of such Options in effect at the date of exercise. Whether an authorized leave of absence or absence because of military or governmental service shall constitute Termination of Employment for such purposes shall be determined by the Committee, which determination shall be final and conclusive.
(h) Termination of Employment for Disability. Upon Termination of Employment because of Disability, each Option held by such Participant shall, to the extent rights to purchase shares under the Option have accrued at the date of such Retirement or Disability and shall not have been fully exercised, remain exercisable in whole or in part, for a period of one (1) year following such Termination of Employment, subject, however, to prior expiration according to its terms and other limitations imposed by the Plan. If the Participant dies after such Retirement or Disability, the Participant's Options shall be exercisable in accordance with Section 6.4(i) below.
(i) Termination of Employment for Death. Upon Termination of Employment due to death, each Option held by such Participant or Permitted Transferee shall, to the extent rights to purchase shares under the Options have accrued at the date of death and shall not have been fully exercised, be exercisable, in whole or in part, by the personal representative of the estate of the Participant or Permitted Transferee or by any person or persons who shall have acquired the Option directly from the Participant or Permitted Transferee by bequest or inheritance only under the following circumstances and during the following periods: (i) if the Participant dies while employed by the Company or a Subsidiary, at any time within one (1) year after his or her death, or (ii) if the Participant dies during the extended exercise period following Termination of Employment specified in Section 6.4(h), at any time within the longer of such extended period or three (3) months after death, subject, however, in any case, to the prior expiration of the term of the Option and any other limitation on the exercise of such Option in effect at the date of exercise.
(j) Termination of Options. Any Option that is not exercised within whichever of the exercise periods specified in Sections 6.4(g), (h) or (i) is applicable shall terminate upon expiration of such exercise period.
(k) Purchase and Settlement Provisions. The Committee may at any time offer to purchase an Option previously granted, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time that such offer is made. In addition, if an Award Agreement so provides at the Award Date or is thereafter amended to so provide, the Committee may require that all or part of the shares of Common Stock to be issued with respect to the exercise of an Option, in an amount not greater than the Fair Market Value of the shares that is in excess of the aggregate Option Price, take the form of Performance Shares or Restricted Stock, which shall be valued on the date of exercise on the basis of the Fair Market Value of such Performance Shares or Restricted Stock determined without regard to the deferral limitations and/or forfeiture restrictions involved.
ARTICLE 7
STOCK APPRECIATION RIGHTS
7.1 Grant of SARs. The Committee may approve the grant of Stock Appreciation Rights (“SARs”) that are related to Options only. A SAR may be granted only at the time of grant of the related Option. A SAR will entitle the holder of the related Option, upon exercise of the SAR, to surrender such Option, or any portion thereof to the extent unexercised, with respect to the number of shares as to which such SAR is exercised, and to receive payment of an amount computed pursuant to Section 7.2. Such Option will, to the extent surrendered, then cease to be exercisable. A SAR granted hereunder will be exercisable at such time or times, and only to the extent that a related Option is exercisable, and will not be transferable except to the extent that such related Option may be transferable.
7.2 Payment of SAR Amount. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a share of Common Stock on the date of exercise over the Option Price, by (ii) the number of shares of Common Stock with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SAR exercise may be in cash, in shares of Common Stock of equivalent value, or in some combination thereof.
ARTICLE 8
RESTRICTED STOCK
8.1 Awards of Restricted Stock. Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the eligible persons to whom, and the time or times at which, grants of

Restricted Stock will be made, the number of shares to be awarded, the price (if any) to be paid by the Participant, the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. The Committee may condition the grant of Restricted Stock upon the achievement of specific business objectives, measurements of individual or business unit or Company performances, or such other factors as the Committee may determine. The provisions of Restricted Stock awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.
8.2 Awards and Certificates. A prospective Participant selected to receive a Restricted Stock shall not have any rights with respect to such Award, unless and until such Participant has executed an Award Agreement evidencing the Award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:
(a) Acceptance. Awards of Restricted Stock must be accepted within a period of 20 days (or such shorter period as the Committee may specify at grant) after the Award Date, by executing an Award Agreement and by paying whatever price (if any) the Committee has designated for such shares of Restricted Stock.
(b) Legend. Each Participant receiving a Restricted Stock Award shall be issued a stock certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:
“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the UFP Industries, Inc. Long-Term Stock Incentive Plan and related Award Agreement entered into between the registered owner and the Company, dated       . Copies of such Plan and Agreement are on file in the offices of the Company, 2801 East Beltline NE, Grand Rapids, Michigan 49525.”
(c) Custody. The Committee may require that the stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Stock, the Participant shall have delivered a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such Award.
8.3 Restrictions and Conditions. The shares of Restricted Stock awarded pursuant to this Plan shall be subject to the following restrictions and conditions:
(a) Restriction Period. Subject to the provisions of this Plan and the Award Agreement, during a period set by the Committee commencing with the Award Date and expiring not less than twelve (12) consecutive months thereafter (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge, or assign shares of Restricted Stock awarded under this Plan. Subject to these limits, the

Committee, in its sole discretion, may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on service, performance and/or such other factors or criteria as the Committee may determine.
(b) Rights as Shareholder. Except as provided in this subsection (b) and subsection (a) above, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of shares of Common Stock of the Company including the right to receive any dividends. The Committee, in its sole discretion, as determined at the time of Award, may permit or require the payment of dividends to be deferred. If any dividends or other distributions are paid in shares of Common Stock, such shares shall be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid.
(c) Termination of Employment. Subject to the applicable provisions of the Award Agreement and this Article 8, upon Termination of Employment for any reason during the Restriction Period, all Restricted Shares still subject to restriction will vest or be forfeited in accordance with the terms and conditions established by the Committee as specified in the Award Agreement.
(d) Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant.
ARTICLE 9
PERFORMANCE SHARES
9.1 Award of Performance Shares. Performance Shares may be awarded either alone or in addition to other Awards granted under this Plan. The Committee shall determine the eligible persons to whom and the time or times at which Performance Shares shall be awarded, the number of Performance Shares to be awarded to any person, the duration of the period (the “Performance Period”) during which, and the conditions under which, receipt of the Performance Shares will be deferred, and the other terms and conditions of the Award in addition to those set forth in Section 9.2, as specified in the Award Agreement. The Committee may condition the grant of Performance Shares upon the achievement of specific business objectives, measurements of individual or business unit or Company performance, or such other factors or criteria as the Committee shall determine. The provisions of the award of Performance Shares need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.
9.2 Terms and Conditions. Performance Shares awarded pursuant to this Article 9 shall be subject to the following terms and conditions:
(a) Nontransferability. Subject to the provisions of this Plan and the related Award Agreement, Performance Shares may not be sold, assigned, transferred, pledged or otherwise encumbered during the Performance Period. At the expiration of the Performance Period, share certificates or cash of an equivalent value (as the Committee may determine in its sole discretion) shall be delivered to the Participant, or his legal representative, in a number equal to the shares covered by the Award Agreement.

(b) Dividends. Unless otherwise determined by the Committee at the time of Award, amounts equal to any cash dividends declared during the Performance Period with respect to the number of shares of Common Stock covered by a Performance Share Award will not be paid to the Participant.
(c) Termination of Employment. Subject to the provisions of the Award Agreement and this Article 9, upon Termination of Employment for any reason during the Performance Period for a given Award, the Performance Shares in question will vest or be forfeited in accordance with the terms and conditions established by the Committee at or after grant.
(d) Accelerated Vesting. Based on service, performance and/or such other factors or criteria as the Committee may determine and set forth in the Award Agreement, the Committee may, at or after grant, accelerate the vesting of all or any part of any award of Performance Shares and/or waive the deferral limitations for all or any part of such Award.
ARTICLE 10
OTHER STOCK-BASED AWARDS
10.1 Other Awards. Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are payable in or otherwise based on, Common Stock (“Other Stock-Based Awards”), may be granted either alone or in addition to or in tandem with Options, SARs, Restricted Stock or Performance Shares. Subject to the provisions of this Plan, the Committee shall have authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be awarded pursuant to such awards, and all other conditions of the Awards. The Committee may also provide for the grant of Common Stock under such Awards upon the completion of a specified performance period. The provisions of Other Stock-Based Awards need not be the same with respect to each Participant and such Awards to individual Participants need not be the same in subsequent years.
10.2 Terms and Conditions. Other Stock-Based Awards made pursuant to this Article 10 shall be set forth in an Award Agreement and shall be subject to the following terms and conditions:
(a) Nontransferability. Subject to the provisions of this Plan and the Award Agreement, shares of Common Stock subject to Awards made under this Article 10 may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.
(b) Dividends. Unless otherwise determined by the Committee at the time of Award, subject to the provisions of this Plan and the Award Agreement, the recipient of an Award under this Article 10 shall be entitled to receive, currently or on a deferred stock basis, dividends or other distributions with respect to the number of shares of Common Stock covered by the Award.
(c) Vesting. Any Award under this Article 10 and any Common Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion.

(d) Waiver of Limitation. In the event of the Participant's Retirement, Disability or death, or in cases of special circumstances, the Committee may, in its sole discretion, waive in whole or in part any or all of the limitations imposed hereunder (if any) with respect to any or all of an Award under this Article 10.
(e) Price. Common Stock issued or sold under this Article 10 may be issued or sold for no cash consideration or such consideration as the Committee shall determine and specify in the Award Agreement.
ARTICLE 11
TERMINATION OR AMENDMENT OF THE PLAN
The Board may at any time amend, discontinue or terminate this Plan or any part thereof (including any amendment deemed necessary to ensure that the Company may comply with any applicable regulatory requirement); provided, however, that, unless otherwise required by law, the rights of a Participant with respect to Awards granted prior to such amendment, discontinuance or termination, may not be impaired without the consent of such Participant and, provided further, without the approval of the Company's shareholders, no amendment may be made which would (i) increase the aggregate number of shares of Common Stock that may be issued under this Plan (except by operation of Article 4 or by Section 13.1); or (ii) decrease the option price of any Option to less than one hundred percent (100%) of the Fair Market Value on the date of grant for an Option. Awards may not be granted under the Plan after the Termination Date, but Awards granted prior to such date shall remain in effect or become exercisable pursuant to their respective terms and the terms of this Plan.
ARTICLE 12
UNFUNDED PLAN
This Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.
ARTICLE 13
ADJUSTMENT PROVISIONS
13.1 Antidilution. Subject to the provisions of this Article 13, if the outstanding shares of Common Stock are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment may be made in (i) the maximum number and kind of shares provided in Article 4 of the Plan, (ii) the number and kind of shares or other securities subject to the then outstanding Awards, and (iii) the price for each share or other unit of any other securities subject to the then outstanding Awards.

13.2 Change in Control. Notwithstanding Section 13.1, upon dissolution or liquidation of the Company, or upon a reorganization, merger, or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon the sale of all or substantially all the assets of the Company, all Awards then outstanding under the Plan will be fully vested and exercisable and all restrictions will immediately cease, unless provisions are made in connection with such transaction for the continuance of the Plan and the assumption of or the substitution for such Awards of new Awards covering the stock of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices.
13.3 Adjustments by Committee. Any adjustments pursuant to this Article 13 will be made by the Committee, whose determination as to what adjustments will be made and the extent thereof will be final, binding, and conclusive. No fractional interest will be issued under the Plan on account of any such adjustments. Only cash payments will be made in lieu of fractional shares.
ARTICLE 14
GENERAL PROVISIONS
14.1 Legend. The Committee may require each person purchasing shares pursuant to an Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by this Plan, the certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.
All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, any applicable Federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
14.2 No Right to Employment. Neither this Plan nor the grant of any Award hereunder shall give any Participant or other employee any right with respect to continuance of employment by the Company or any Subsidiary, nor shall there be a limitation in any way on the right of the Company or any Subsidiary by which an employee is employed to terminate his or her employment at any time.
14.3 Withholding of Taxes. The Company shall have the right to deduct from any payment to be made pursuant to this Plan, or to otherwise require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash hereunder, payment by the Participant of, any Federal, state or local taxes required by law to be withheld. Unless otherwise prohibited by the Committee, each Participant may satisfy any such withholding tax obligation by any of the following means or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold from the shares otherwise issuable to the Participant a number of shares having a Fair Market Value as of the “Tax Date”, less than or equal to the amount of the withholding tax obligation; or

(c) delivering to the Company unencumbered shares owned by the Participant having a Fair Market Value, as of the Tax Date, less than or equal to the amount of the withholding tax obligation. The “Tax Date” shall be the date that the amount of tax to be withheld is determined.
14.4 No Assignment of Benefits. No Option, Award or other benefit payable under this Plan shall, except as otherwise specifically transfer, provided by law, be subject in any manner to anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, attach, sell, transfer, assign, pledge, encumber or charge, any such benefits shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.
14.5 Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws and in the courts of the state of Michigan.
14.6 Application of Funds. The proceeds received by the Company from the sale of shares of Common Stock pursuant to Awards granted under this Plan will be used for general corporate purposes.
14.7 Rights as a Shareholder. Except as otherwise provided in an Award Agreement, a Participant shall have no rights as a shareholder of the Company until he or she becomes the holder of record of Common Stock.

UFP INDUSTRIES, INC.
ATTN: DAVID A. TUTAS
2801 EAST BELTLINE AVE. NE
GRAND RAPIDS, MI 49525

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UFP INDUSTRIES, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

To elect three directors to serve until 2025:

Nominees:	**For**	**Against**	**Abstain**
1a. Joan A. Budden	☐	☐	☐
1b. William G. Currie	☐	☐	☐
1c. Bruce A. Merino	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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D69232-P67903

UFP INDUSTRIES, INC.
Annual Meeting of Shareholders
April 20, 2022, 8:30 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Michael R. Cole and David A. Tutas as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of UFP Industries, Inc. held of record by the undersigned on February 23, 2022 at the Annual Meeting of Shareholders to be held April 20, 2022, and at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The shares represented by this proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting.

Continued and to be signed on reverse side